As filed with the Securities and Exchange Commission on December 5, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
MIDWAY GAMES INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-2906244 (I.R.S. Employer Identification No.)
2704 West Roscoe Street, Chicago, Illinois 60618
(773) 961-2222
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

Deborah K. Fulton, Esq.
Senior Vice President, Secretary and General Counsel
Midway Games Inc.
2704 West Roscoe Street, Chicago, Illinois 60618
(773) 961-2222
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Elizabeth C. Kitslaar, Esq.
Jones Day
77 West Wacker Drive
Chicago, Illinois 60601
(312) 782-3939
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Each Class of	Amount to	Aggregate Offering	Amount of
Securities to be Registered	be Registered	Price	Registration Fee

6.0% Convertible Senior Notes due 2025	$75,000,000	$75,000,000	$0(1)

Common stock, par value $.01(2)(3)	8,253,578	n/a	n/a

(1)	The registration fee has been reduced by $8,025.00, which amount is being offset, under Rule 457(p), against fees previously paid with the Registrant’s registration statement on Form S-3, initially filed on June 22, 2001 (File No. 333-63642) in respect of 5,814,108 of the shares registered in that offering which were never sold or issued in that offering and were subsequently deregistered and the Registrant’s registration statement on Form S-3, initially filed on September 21, 2001 (File No. 333-69768) in respect of 1,857,312 of the shares registered in that offering which were never sold or issued in that offering and were subsequently deregistered.

(2)	Also being registered are 8,253,578 shares of common stock issuable upon conversion of the notes based on a conversion rate of 110.0477 shares per $1,000 principal amount of notes and an indeterminate number of additional shares of common stock issuable upon conversion of notes, pursuant to Rule 416 under the Securities Act of 1933, that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. Pursuant to Rule 457(i) under the Securities Act of 1933, no additional registration fee is required in connection with the registration of the common stock issuable upon conversion of the notes.
(3)	Also relates to stock purchase rights that are attached to all shares of common stock of the Registrant in accordance with the Third Amended and Restated Rights Agreement between the Registrant and The Bank of New York, dated October 14, 2003. These rights are not exercisable until the occurrence of events specified in the Rights Agreement, are evidenced by the certificates for the common stock and are transferred along with and only with the common stock. The value attributable to these rights, if any, is reflected in the value of the common stock, and, accordingly, no separate fee is paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
Subject to completion, dated December 5, 2005
$75,000,000
6.0% Convertible Senior Notes due 2025
and the Common Stock Issuable upon Conversion of the Notes

        Midway Games Inc. sold $75,000,000 aggregate principal amount of its 6.0% Convertible Senior Notes due 2025 in a private transaction on September 19, 2005. Selling securityholders may use this prospectus to resell from time to time their notes and the shares of common stock issuable upon conversion of the notes, including the rights attached to the common stock.
      The Notes
      The notes are our general unsecured obligations and rank equally in right of payment with all of our other existing and future obligations that are unsecured and unsubordinated. The notes are effectively subordinated to all our existing and future secured debt and to the indebtedness and other liabilities of our subsidiaries.
      The notes bear interest at a rate of 6.0% per annum. We will pay interest on the notes on March 30 and September 30 of each year, beginning March 30, 2006. The notes will mature on September 30, 2025.
      Each $1,000 principal amount of the notes will be convertible at the holder’s option into 56.3253 shares of our common stock, par value $0.01 per share, subject to adjustment as described in this prospectus. The initial conversion rate is equivalent to an initial conversion price of approximately $17.75 per share of common stock. The conversion rate of the notes may be increased if the average price of our common stock for a period ending on April 30, 2007 or, in certain circumstances, September 30, 2007, is less than $16.14, as described in this prospectus. There will also be an increase in the conversion rate of the notes in the event our controlling shareholder acquires more than 90% of the aggregate fair market value of our outstanding capital stock as described in this prospectus. If a holder surrenders its notes for conversion in connection with certain fundamental changes described in this prospectus that occur before October 5, 2010, the holder may, in certain circumstances, be entitled to an increase in the conversion rate. We may, however, in certain circumstances elect to change our conversion obligation in lieu of increasing the conversion rate, so that the notes will be convertible into shares of an acquiring company’s common stock.
      We may not redeem the notes prior to October 5, 2010. We may redeem some or all of the notes for cash on or after October 5, 2010 at 100% of their principal amount plus accrued and unpaid interest and additional interest, if any.
      Holders may require us to repurchase all or a portion of their notes on each of April 30, 2009, September 30, 2010, September 30, 2015 and September 30, 2020 at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest and additional interest. In addition, holders may require us to repurchase all or a portion of their notes upon a fundamental change as defined in this prospectus at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest and additional interest.
      The notes are not listed on any securities exchange. Although the notes issued in the initial private placement are eligible for trading in The PORTAL Market, the notes sold using this prospectus will no longer be eligible for trading in The PORTAL Market.
      The Common Stock
      Shares of our common stock are traded on the New York Stock Exchange under the symbol “MWY.” The closing price of our common stock on November 30, 2005 was $21.92 per share.

Investing in the notes and the common stock issuable upon conversion involves risks. See “Risk factors” beginning on page 9.

      Neither the Securities and Exchange Commission, referred to in this prospectus as the “Commission,” nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2005

You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This prospectus is not an offer to sell nor is it seeking an offer to buy the securities referred to in this prospectus in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated information, as applicable. Neither the delivery of this prospectus nor any sales of the common stock shall, under any circumstances, create any implication that there has been no change in the affairs of Midway after the date of this prospectus.

i

MARKET, RANKING AND OTHER DATA
The data contained or incorporated by reference in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on our estimates formulated from our management’s knowledge and experience in the markets in which we operate and information obtained from our customers, suppliers, trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus or the document incorporated by reference, as applicable. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market, ranking and other similar data contained or incorporated by reference in this prospectus, and estimates and beliefs based on that data, may not be reliable. Neither we nor the selling securityholders can guarantee the accuracy or completeness of such information contained or incorporated by reference in this prospectus.

ii

PROSPECTUS SUMMARY
This summary highlights the information contained elsewhere in or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. For a more complete understanding of our company and this offering, we encourage you to read this entire prospectus and the documents incorporated by reference herein, including our unaudited interim consolidated financial statements and our audited annual consolidated financial statements incorporated by reference in this prospectus. You should also carefully consider the matters discussed under “Risk factors.” Unless otherwise stated or the context otherwise requires, “Midway,” “we,” “our,” “us” and the “Company” refer to Midway Games Inc., a Delaware corporation, together with its consolidated subsidiaries.
Effective December 31, 2001, we changed our fiscal year end from June 30 to December 31. In this prospectus, references to fiscal 1999, fiscal 2000 and fiscal 2001 are to the 12-month periods ended June 30, 1999, June 30, 2000 and June 30, 2001, respectively, and references to fiscal 2002, fiscal 2003 and fiscal 2004 are to the 12-month periods ended December 31, 2002, December 31, 2003 and December 31, 2004, respectively. In connection with the change in our fiscal year end, we prepared consolidated financial statements as of and for the six-month transitional period ended December 31, 2001 and, for comparative purposes, consolidated financial statements as of and for the six months ended December 31, 2000.
COMPANY OVERVIEW
We develop and publish interactive entertainment software for the global video game market. We and our predecessors have been in the business of creating video games for more than 20 years and have published over 400 titles in that time. Prior to 2001, we focused primarily on developing coin-operated entertainment devices and developing home console and handheld versions of our successful coin-operated products. In 2001, management made a strategic decision to exit the coin-operated segment and focus exclusively on the rapidly growing home console and handheld video game software market. Our games are available for play on the major current-generation home video game consoles and handheld game platforms, as well as personal computers, referred to in this prospectus as “PCs.” In addition, we are currently investing resources to create games for next-generation home consoles.
We focus our product development efforts on the creation of a diverse portfolio of titles across many of the most popular video game genres. Historically we have relied upon the talent of our internal development team to create original game concepts as the core of our product portfolio. The best example of this strategy is our Mortal Kombat franchise, which has sold in excess of 20 million units across six major home console releases, and has been successfully leveraged into other forms of media such as film and television. Since 2002, we have released the following titles that have exceeded one million units in sales:

•	Mortal Kombat: Deception (2004);

•	NBA Ballers (2004);

•	Midway Arcade Treasures (2003); and

•	Mortal Kombat: Deadly Alliance (2002).
More recently, in an effort to further diversify our portfolio, we have increased our licensing of popular entertainment properties from leading entertainment companies. We seek to license properties that appeal to a mass-market audience and have the highest likelihood of commercial success, providing increased financial visibility and stability. As a result of these efforts, we have recently signed license agreements with leading entertainment companies such as Warner Bros. Interactive Entertainment to secure the interactive entertainment rights to television properties such as Ed, Edd n Eddy and The Grim Adventures of Billy & Mandy, as well as animated film properties such as The

Ant Bully, a film executive produced by Tom Hanks, and Happy Feet, a film co-written and directed by George Miller.
We seek to attract and retain the highest quality development talent to support our product development efforts. A critical component of our business strategy is to continue to bolster our internal development team. We currently maintain 11 internal development teams staffed with approximately 700 developers to support our creative efforts. We have also partnered with leading third-party development groups to leverage their expertise in a specific genre or take advantage of a proven intellectual property created by that team. We believe that this approach to product development will provide management with maximum flexibility as we continue to expand our portfolio of frontline titles.
INDUSTRY OVERVIEW
The interactive entertainment industry is comprised of hardware manufacturers, independent publishers and third-party developers. Hardware manufacturers focus primarily on the development and manufacture of hardware platforms for game play, including home game consoles which connect to a television set and self-contained handheld platforms. The hardware manufacturers also develop and publish video game software for their respective platforms in an effort to further distinguish their hardware products in the marketplace. The independent publishers are in the business of developing, publishing and, in some cases, distributing video game software. Titles published by these groups can either be developed internally or through relationships with third-party developers. Third-party developers are principally focused on game development, and contract with independent publishers or hardware manufacturers for the publishing and distribution of their games. According to IDC, the video game industry is expected to achieve global software revenues of $18.2 billion in 2009.
OUR BUSINESS STRATEGY
Our corporate objectives are to improve our market share, achieve consistent profitability and establish a leadership position within the global interactive entertainment industry. We believe our ability to achieve these objectives depends on our execution of the following strategies:

•	Leverage core competencies and established franchises— We focus our product development efforts on games that leverage our established franchises as well as games that are in genres in which we have demonstrated an expertise, including games targeted at mature audiences and sports games that emphasize “over-the-top” and lifestyle elements.

•	Expand into the children’s and PC markets— We intend to increase the number of products that we develop for the children’s market. We believe that there will be strong demand for children’s video games as the market for the current generation of video game consoles and handheld platforms matures. We have also re-entered the PC game market, which we believe will help stabilize our revenues during the current home console transition period.

•	Gain market share in the next console cycle— We intend to expand our market share in the next console cycle by focusing on efficiency and quality in the product development process, and by focusing on genres that will appeal to the mass market. We will look to further support these efforts through strategic relationships with leading entertainment companies to leverage their marketing resources and demographic reach.

•	Investment in internal product development— We continue to invest in our internal product development capabilities to further improve our design and production efficiency and build creative resources. We believe that our increased emphasis on internal product development will help us to further capitalize on our existing franchises, design new, successful titles in the future and mitigate risks we face in the next console cycle.

•	Expand international presence— We believe that the international markets, and Europe in particular, remain an attractive growth opportunity for our business. As a result, we continue to expand our international operations, and recently formed French and German subsidiaries to further bolster our European distribution capabilities.

RECENT DEVELOPMENTS
As of September 30, 2005, we had 30 shares of Series D redeemable convertible preferred stock, referred to in this prospectus as “Series D preferred stock,” outstanding. On September 21, 2005, we gave notice to the holder of these shares that we were exercising our right to convert the shares into shares of our common stock. The conversion became effective on October 20, 2005, and we issued 75,000 shares of our common stock at the conversion price of $4.00 per share. Also, we issued an additional 141 shares of common stock to satisfy net accrued dividends remaining on the date of conversion.
On October 3, 2005, we acquired The Pitbull Syndicate Limited, a game development studio based in Newcastle, United Kingdom, referred to in this prospectus as “Pitbull.” We acquired all of the outstanding equity interests of Pitbull in exchange for 199,385 shares of our common stock, subject to potential customary post-closing adjustments. In addition, 25,146 restricted shares of our common stock were issued to certain Pitbull employees as retention incentives. Pitbull developed the recently-released title, L.A. RUSH.
OUR CORPORATE INFORMATION
Midway is a Delaware corporation formed in July 1988. Our principal executive office is located at 2704 West Roscoe Street, Chicago, Illinois 60618, and our telephone number at that location is (773) 961-2222. We maintain an Internet website featuring our products and upcoming product releases, located at www.midway.com. The content of our website is not incorporated by reference in this prospectus, and you should not consider it to be part of this prospectus.

THE NOTES
The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Midway Games Inc.

Notes	$75,000,000 aggregate principal amount of 6.0% convertible senior notes due 2025.

Maturity	The notes will mature on September 30, 2025, unless earlier redeemed, repurchased or converted.

Interest Payment Dates	The notes bear interest at 6.0% per annum, payable semi-annually in arrears on March 30 and September 30 of each year, beginning on March 30, 2006, to holders of record at the close of business on the preceding March 15 and September 15, respectively. Interest will accrue on the notes from and including September 19, 2005 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.

Ranking	The notes are our senior unsecured obligations and rank equally with all of our existing and future senior unsecured indebtedness. The notes are effectively subordinated to all of our existing and future secured indebtedness and all existing and future liabilities of our subsidiaries, including trade payables. As of September 30, 2005, we had approximately $11.1 million of outstanding secured indebtedness, and our subsidiaries had total liabilities, excluding intercompany liabilities, of $46.9 million. All of this indebtedness effectively ranks senior to the notes. See “Description of the notes— Ranking.”

Conversion Rights	Holders may convert their notes into shares of our common stock at any time prior to stated maturity. The initial conversion rate, which is subject to adjustment, is 56.3253 shares of our common stock per $1,000 principal amount of notes. This represents an initial conversion price of approximately $17.75 per share. In addition, if the arithmetic average of the daily volume weighted average price of our common stock for each of the 20 consecutive trading days ending on April 30, 2007 is less than $16.14 (as adjusted), the conversion rate will be increased as of April 30, 2007 such that the conversion price would represent the greater of (1) 110% of such arithmetic average and (2) $10.00 (as adjusted). However, if 110% of the closing sale price on April 30, 2007 is greater than both 110% of such arithmetic average and $10.00, the conversion rate will not be adjusted as of April 30, 2007 and instead may be adjusted as of September 30, 2007 as follows: if the arithmetic average of the daily volume weighted average price per share of our common stock for each of the 20 consecutive trading days ending immediately prior to September 30, 2007 is less than $16.14 (as adjusted), the conversion rate shall be increased as of September 30, 2007 such that the conversion price would represent the greater of (1) 110% of such arithmetic average for the 20 consecutive trading days ending immediately prior to September 30, 2007 and (2) $10.00 (as adjusted).

A holder that surrenders notes for conversion in connection with certain fundamental changes, as described in this prospectus, that occur before October 5, 2010 may, in certain circumstances, be entitled to an increase in the conversion rate. However, in lieu of increasing the conversion rate applicable to those notes, we may, in certain circumstances, elect to change our conversion obligation so that the notes will be convertible into shares of an acquiring company’s common stock. See “Description of the notes— Conversion rights— Adjustment to the conversion rate upon the occurrence of certain fundamental changes.”

In addition, if, as of the last trading day of any calendar quarter, Sumner M. Redstone and his related parties are the beneficial owner of 90% or more of the aggregate fair market value of all of our outstanding capital stock, then we will increase the conversion rate applicable to all notes by 4.4177 shares per $1,000 principal amount of notes. The amount of such increase will be subject to adjustment as described herein. The calculations that we will perform to determine whether the foregoing condition has been satisfied and an increase in the conversion rate is required are described in detail under “Description of the notes— Conversion rights— Adjustment to the conversion rate upon 90% beneficial ownership by Mr. Redstone or his related parties.”

Redemption of Notes at Our Option	On or after October 5, 2010, we may from time to time, at our option, redeem the notes, in whole or in part, at a redemption price in cash equal to 100% of the principal amount of the notes redeemed, plus any accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date. See “Description of the notes— Redemption of notes at our option.”

Repurchase of Notes By Us at the Option of the Holder	On each of April 30, 2009, September 30, 2010, September 30, 2015 and September 30, 2020, holders may require us to repurchase all or a portion of their notes at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. See “Description of the notes— Repurchase of notes by us at the option of the holder.”

Right of Holder to Require Us to Repurchase Notes if a Fundamental Change Occurs	If a fundamental change, as described in this prospectus, occurs, holders may require us to repurchase all or a portion of their notes at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date.

See “Description of the notes— Holders may require us to repurchase their notes upon a fundamental change.”

Events of Default	If an event of default on the notes has occurred and is continuing, the principal amount of the notes plus any premium and accrued and unpaid interest and additional interest, if any, may become immediately due and payable. These amounts automatically become due and payable upon certain events of default. See “Description of the notes— Events of default.”

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling securityholders of the notes or shares of common stock underlying the notes. See “Use of proceeds.”

DTC Eligibility	The notes were issued in book-entry form and are represented by one or more global securities, without interest coupons, deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in the notes are shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, holders may not exchange interests in their notes for certificated securities. See “Description of the notes— Form, denomination and registration of notes.”

Listing and Trading	The notes issued in the initial private offering are eligible for trading in The PORTAL Market. However, notes sold using this prospectus will no longer be eligible for trading in The PORTAL Market. Our common stock is listed on the New York Stock Exchange, referred to in this prospectus as the “NYSE,” under the symbol “MWY.”

Material US Federal Income Tax Consequences	For a discussion of material US federal income tax consequences relating to the purchase, ownership and disposition of the notes and shares of common stock into which the notes are convertible, see “Material US federal income tax consequences.”

Investing in the notes and the underlying shares of common stock involves risks. You should refer to “Risk factors” for a discussion of certain risks you should consider before purchasing the notes.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION
The following table sets forth our summary historical consolidated financial data as of and for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004 and the nine months ended September 30, 2004 and September 30, 2005. The data as of and for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004 was derived from our audited annual consolidated financial statements. The data as of and for the nine months ended September 30, 2004 and September 30, 2005 was derived from our unaudited interim consolidated financial statements and include, in the opinion of management, all normal and recurring adjustments necessary to present fairly the data for such periods. Detailed historical financial information is included in the audited consolidated balance sheets as of December 31, 2003 and December 31, 2004 and the related consolidated statements of operations, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2004 and the unaudited consolidated balance sheet as of September 30, 2005 and the related consolidated statements of operations and consolidated statements of cash flows for the nine months ended September 30, 2004 and September 30, 2005, incorporated by reference in this prospectus. You should read the following summary historical consolidated financial data together with “Management’s discussion and analysis of financial condition and results of operations” and our historical consolidated financial statements, including the related notes, in each case, included in our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, each incorporated by reference in this prospectus. See “Where you can find more information.”

				Nine months ended
	Year ended December 31,			September 30,

	2002	2003	2004	2004	2005

				(unaudited)
	(in thousands, except per share data)
Consolidated statement of operations data:
Net revenues
Home video	$190,412	$92,524	$161,595	$84,368	$80,268
Coin-operated video	1,445	—	—	—	—
Total net revenues	191,857	92,524	161,595	84,368	80,268
Cost of sales
Home video— product costs and distribution	73,945	47,206	62,742	35,838	30,440
Home video— royalties and product development	68,141	66,099	41,275	26,718	45,164
Home video— total cost of sales	142,086	113,305	104,017	62,556	75,604
Coin-operated video	613	—	—	—	—

Total cost of sales	142,699	113,305	104,017	62,556	75,604
Gross profit (loss)	49,158	(20,781)	57,578	21,812	4,664
Research and development expense	26,310	22,809	25,621	19,658	28,166
Selling and marketing expense	47,281	35,044	41,159	28,017	35,597
Administrative expense	17,211	27,688	15,949	11,003	13,141
Restructuring and other charges	10,621	9,653	(106)	(127)	(17)
Operating loss	(52,265)	(115,975)	(25,045)	(36,739)	(72,223)
Interest income	1,775	751	1,267	762	1,554
Interest expense	(1)	(70)	(1,248)	(910)	(1,319)
Other (expense) income, net	2,145	1,331	6,395	297	(1,731)
Loss before income taxes	(48,346)	(113,963)	(18,631)	(36,590)	(73,719))

				Nine months ended
	Year ended December 31,			September 30,

	2002	2003	2004	2004	2005

				(unaudited)
	(in thousands, except per share data)
Provision for income taxes	5,477	1,264	1,314	985	953
Net loss	$(53,823)	$(115,227)	$(19,945)	$(37,575)	$(74,672)
Basic and diluted loss per share of common stock	(1.61)	(2.43)	(0.34)	(0.62)	(0.87)

As of September 30, 2005

(unaudited)
(in thousands)
Consolidated balance sheet data:
Cash and cash equivalents	$105,208
Total assets	267,924
Total liabilities	136,453
Redeemable convertible preferred stock	300
Stockholders’ equity	131,171

RISK FACTORS
An investment in the notes, and the common stock issuable upon conversion of the notes, involves significant risks. You should carefully consider the risk factors described below, together with all the other information in this prospectus, before you decide to invest in the notes. The risks described below are the material risks of which we are currently aware. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business operations. The occurrence of any of the following risks could significantly harm our business, results of operations or financial condition. In that case, you may lose all or part of your investment.
RISKS RELATING TO OUR BUSINESS
We have experienced operating and net losses in recent years, and we may incur future losses.
We last reported an annual operating profit in fiscal 1999. For each of the last three full fiscal years and the first nine months of fiscal 2005, we reported the following operating losses:

•	$72.2 million for the nine months ended September 30, 2005;

•	$25.0 million for fiscal 2004;

•	$116.0 million for fiscal 2003; and

•	$52.3 million for fiscal 2002.
We believe that our losses have been attributable primarily to:

•	releasing titles that failed to gain popularity and generate expected sales;

•	increasing costs of developing new games for existing and next-generation platforms;

•	a tendency for retailers to stock only video games for which consumer demand is expected to be strongest; and

•	weakness in the home video game industry during home console transition periods.
We may not become profitable again despite our efforts.
If our new products fail to gain market acceptance, we may not have sufficient revenues to pay our expenses and develop a continuous stream of new games.
Our success depends on generating revenues from new products. The market for video game products is subject to continually changing consumer preferences and the frequent introduction of new products. As a result, video game products typically have short market lives spanning only three to 12 months. Our new products may not achieve and sustain market acceptance sufficient to generate revenues to cover our costs and allow us to become profitable. Our typical cost to develop a new game for the current generation of platforms can be as high as $14 million. In addition, we estimate that it will cost us on average between $15 million and $20 million to develop next-generation platform games. If our new products, and in particular, our frontline titles, fail to gain market acceptance, we may not have sufficient revenues to develop a continuous stream of new games, which we believe is essential to covering costs and achieving future profitability. In fiscal 2004, we released six frontline titles, which accounted for a substantial portion of our revenues for that year.
Product development schedules are long and frequently unpredictable, and we may experience delays in introducing new products, which may adversely affect our revenues.
The development cycle for our products is long, typically ranging from 12 to 36 months. We expect the development cycle for next-generation platforms to range from 24 to 36 months. In addition, the

Risk Factors
creative process inherent in video game development makes the length of the development cycle difficult to predict, especially in connection with products for a new hardware platform involving new technologies, learning and development tools. As a result, we have from time to time in the past experienced, and may in the future experience, delays in product introductions. If an unanticipated delay affects the release of a video game, we may not achieve anticipated revenues for that game, for example, if the game is delayed until after an important selling season or after market interest in the subject matter of the game has begun to decline. A delay in introducing a new video game could also require us to spend more development resources to complete the game, which would increase our costs and lower our margins, and could affect the development schedule for future products.
Our market is subject to rapid technological change, and if we do not adapt to, and appropriately allocate our new resources among, emerging technologies, our revenues would be negatively affected.
Technology changes rapidly in the interactive entertainment industry. We must continually anticipate and adapt our products to emerging technologies. When we choose to incorporate a new technology into a product or to develop a product for a new platform, operating system or media format, we often are required to make a substantial investment one to two years prior to the introduction of the product. If we invest in the development of video games incorporating a new technology or for a new platform that does not achieve significant commercial success, our revenues from those products likely will be lower than we anticipated and may not cover our development costs. If, on the other hand, we elect not to pursue the development of products incorporating a new technology or for new platforms that achieve significant commercial success, our revenues may also be adversely affected, and it may take significant time and resources to shift product development resources to that technology or platform. Any such failure to adapt to, and appropriately allocate resources among, emerging technologies could harm our competitive position, reduce our market share and significantly increase the time we take to bring popular products to market.
If consumers defer purchasing our products or the prices for our products decrease as a result of the current home console transition period, our revenues and margins would be adversely affected.
Most of our revenues are generated from the sale of video game software for home consoles. The next-generation of home consoles is expected to be introduced over the next 13 months. Consumers may defer purchasing video games for use on existing consoles, and video game prices may decrease in anticipation of the introduction of new consoles incorporating new technologies. This combination of reduced game sales and lower prices contributed to our net losses in 2001 and 2002, when each of Microsoft, Nintendo and Sony announced new hardware platforms. We expect a similar market situation to occur over the next 13 months. If we are unable to introduce games that are less susceptible to these market conditions, our revenues and margins may be adversely affected.
Our operating results may fluctuate from quarter to quarter, making our results difficult to predict.
We have experienced and expect to continue to experience significant quarterly fluctuations in net sales and other operating results due to a variety of factors, including:

•	variations in the level and duration of market acceptance of our products;

•	delays and timing of product development and introductions;

•	fluctuations in our mix of products with varying profit margins;

•	dependence on a relatively limited number of products in any quarter to produce revenues;

Risk Factors

•	introduction and market penetration of game platforms;

•	the amount of royalties payable by us for the content contained in our video games;

•	development and promotional expenses relating to the introduction of our products;

•	peak demand during the year-end retail holiday selling season, which typically results in higher revenues in our fourth quarter;

•	changes in our pricing practices and those of our competitors;

•	the accuracy of the forecasts of consumer demand made by retailers and by us; and

•	the timing of orders from major customers, order cancellations and delays in shipment.
These factors combine to make it difficult to predict our results of operations for any particular quarter. We base our purchasing levels and marketing expenses, in part, on our expectations of future sales. As a result, operating results in any particular quarter may be adversely affected by a decline in sales or a failure to meet our sales expectations in that quarter.
Restrictive debt covenants in our credit facility limit our operating flexibility, and all amounts outstanding under our credit facility, including our term loan, and the notes may become immediately payable if we default under the facility.
Our credit facility with Wells Fargo Foothill, Inc. limits our ability to finance operations, service debt or engage in other business activities that may be in our interest. Specifically, our credit facility restricts our ability to, among other things:

•	make payments, including dividends or other distributions, on our capital stock, except in shares of common stock;

•	incur additional indebtedness;

•	sell, lease, license or dispose of any of our assets;

•	make loans or investments;

•	acquire companies or businesses;

•	cause or permit a change of control;

•	repurchase or redeem any shares of our capital stock;

•	issue or sell securities of our subsidiaries; and

•	make capital expenditures.
Our credit facility also requires us to maintain minimum levels of cash and borrowing availability under the revolving line of credit and to deliver periodic financial projections satisfactory to the lender.
Our failure to comply with the obligations under our credit facility may result in an event of default, which, if not cured or waived, may permit acceleration of the indebtedness under the credit facility and the notes. Our failure to comply with our obligations under the indenture for the notes may also result in an event of default under our credit facility that could result in acceleration of the indebtedness under our credit facility. We cannot be certain that we will have sufficient funds available to pay any accelerated indebtedness or that we will have the ability to refinance accelerated indebtedness on terms favorable to us or at all.

Risk Factors
If in the future we need to seek additional capital due to continuing operating losses or otherwise, we may incur additional expenses in the form of periodic interest or other debt service payments, or our stockholders may suffer dilution in their percentage ownership of common stock.
If we continue to generate operating losses, our working capital and cash resources may not be adequate to allow us to implement our business strategies. As a result, we may need to seek capital in the future, including through the issuance of debt or equity securities, or through other financings. If we borrow additional funds, we likely will be obligated to make additional periodic dividend, interest or other debt service payments and may be subject to additional restrictive covenants. If we seek financing through the sale of equity securities, our stockholders would suffer dilution in their percentage ownership of common stock. Additionally, we are not certain that we would be able to raise additional capital in the future on terms acceptable to us or at all.
Our market is highly competitive. If we are unable to compete effectively, our business, results of operations and financial condition would be adversely affected.
The interactive entertainment software business is highly competitive. Our ability to compete successfully in this industry is based, in large part, upon our ability to:

•	select and develop popular titles;

•	introduce new titles on a timely basis;

•	identify and obtain rights to commercially marketable intellectual properties on reasonable terms;

•	develop products on a cost-effective basis; and

•	adapt products for use with new technologies.
Successful competition in our market is also based on:

•	price;

•	access to retail shelf space;

•	product quality;

•	product enhancements;

•	brand recognition;

•	marketing support; and

•	access to distribution channels.
Our competitors vary in size from very small companies with limited resources to large corporations with greater financial, marketing, technology and product development resources than ours. We compete with large game publishers as well as platform manufacturers, such as Microsoft, Nintendo and Sony. Due to their dominant positions in the industry, the manufacturers of hardware platforms have a competitive advantage with respect to retail pricing, acquiring intellectual property licenses and securing shelf space. We also compete with companies that we depend upon for foreign distribution or other services. These companies may have an incentive to promote their own products in preference to ours.
We believe that large diversified entertainment, cable and telecommunications companies, in addition to large software companies, are increasing their focus on the interactive entertainment software market, which will likely result in consolidation and greater competition.

Risk Factors
There is intense competition for high-quality shelf space among video game developers and publishers, many of whom have greater brand name recognition, significantly more titles and greater leverage with retailers and distributors than we do.
We also compete with providers of alternative forms of entertainment, such as providers of non-interactive entertainment, including movies, television and music, and sporting goods providers. If the relative popularity of video games were to decline, our revenues, results of operations and financial condition likely would be harmed.
If we are unable to compete successfully, we could lose sales, market share, opportunities to license marketable intellectual property and access to next-generation platform technology. We also could experience difficulty hiring and retaining qualified software developers and other employees. Any of these consequences could significantly harm our business, results of operations and financial condition.
If product returns and price adjustments exceed our reserves, we will incur additional charges, which would have an adverse effect on our results of operations.
We often provide markdowns or other credits on varying terms to retailers and distributors holding slow-moving inventory of our video games. We also often grant discounts to, and sometimes accept product returns from, these customers. At the time of product shipment, we establish reserves for the anticipated effect of our price protection, return and discount practices. We establish reserves for a particular game based on a number of factors, including our estimates of the rate of retail sales and the potential for future returns and markdowns based on historical return rates and retailer inventories of our products. If product returns, markdowns and credits exceed our reserves, our business, results of operations and financial condition would be adversely affected.
If game platform manufacturers refuse to license their platforms to us or do not manufacture our games on a timely basis or at all, our revenues would be adversely affected.
We sell our products for use on proprietary game platforms manufactured by other companies, including Microsoft, Nintendo and Sony. These companies can significantly affect our business because:

•	we may only publish our games for play on their game platforms if we receive a platform license from them, which is renewable at their discretion;

•	prices for platform licenses may be economically prohibitive;

•	we must obtain their prior review and approval to publish games on their platforms;

•	if the popularity of a game platform declines or, if the manufacturer stops manufacturing a platform, does not meet the demand for a platform or delays the introduction of a platform in a region important to us, the games that we have published and that we are developing for that platform would likely produce lower sales than we anticipate;

•	these manufacturers control the manufacture of, or approval to manufacture, and manufacturing costs of our game discs and cartridges; and

•	these manufacturers have the exclusive right to (1) protect the intellectual property rights to their respective hardware platforms and technology and (2) discourage others from producing unauthorized software for their platforms that compete with our games.
In addition, the interactive entertainment software products that we develop for platforms offered by Microsoft, Nintendo or Sony generally are manufactured exclusively by that platform manufacturer or its approved replicator. These manufacturers generally have approval and other rights that provide

Risk Factors
them with substantial influence over our costs and the release schedule of our products. Each of these manufacturers is also a publisher of games for its own hardware platform. A manufacturer may give priority to its own products or those of our competitors, especially if their products compete with our products. Any unanticipated delays in the release of our products or increase in our development, manufacturing, marketing or distribution costs as a result of actions by these manufacturers could significantly harm our business, results of operations and financial condition.
A significant amount of our total net revenues is attributable to our five largest customers.
In fiscal 2004 and in the nine months ended September 30, 2005, our largest customer was Wal-Mart. In fiscal 2004 and the nine months ended September 30, 2005, our second largest customers were GameStop and EB Games, respectively. Wal-Mart accounted for 16.0% of our total net revenues for fiscal 2004 and 13.8% of our total net revenues for the nine months ended September 30, 2005. GameStop accounted for 10.5% of our total net revenues in fiscal 2004 and EB Games accounted for 10.9% of our total net revenues for the nine months ended September 30, 2005. The stockholders of GameStop and EB Games approved a merger of these two companies in October 2005. In fiscal 2004, 50.9% of our total net revenues were derived from our five largest customers and 72.2% were attributable to our ten largest customers. In the nine months ended September 30, 2005, 50.5% of our total net revenues were derived from our five largest customers and 71.5% were attributable to our ten largest customers.
We have no agreements with any of our customers that guarantee future purchases. As a result, any of our customers may reduce or terminate purchases from us at any time. A substantial reduction or termination of purchases by one or more of our largest customers could substantially reduce our revenues.
A business failure by any of our major customers could have an adverse effect on our revenues and our ability to collect receivables.
We typically make sales on credit, with terms that vary depending upon the customer and other factors. Normally we do not hold any collateral to secure payment by our customers. Additionally, we do not factor any of our receivables. While we attempt to monitor carefully the creditworthiness of our customers, we bear the risk of their inability to pay us as well as any delay in payment. Any financial difficulties or business failure experienced by one of our major customers could have a material adverse effect on our ability to collect receivables and results of operations.
Rating systems for interactive entertainment software, potential legislation and vendor or consumer opposition could inhibit sales of our products.
Trade organizations within the video game industry have established rules regarding rating systems and the labeling of video game products to indicate to consumers the amount and nature of violence, mature language, sexually explicit material and other content that some consumers might find objectionable. Some countries have also established rating systems as prerequisites for sales of interactive entertainment software in those countries. In some instances, we may be required to modify our products to comply with the requirements of these rating systems, which could delay the release of those products in those countries. We label our North American products with these ratings: “E” (age 6 and older), “E10+” (age 10 and older), “T” (age 13 and over) and “M” (age 17 and over). Many of our new titles are designed for an “M”, or mature, rating, and one of our key strategies is to focus on games with mature content.
Because of the graphic content contained in many “M” rated video games, federal and state legislation has been proposed to prohibit sales of “M” rated video games to under-17 audiences. Consumer

Risk Factors
advocacy groups have at times supported this kind of legislation and participated in public demonstrations and media campaigns to restrict sales. These groups have targeted our products in the past and may do so again in the future. Although it is difficult to measure whether or to what extent these activities have harmed our business, if sales to under-17 audiences were restricted or if retailers declined to sell interactive entertainment software containing mature content, the potential market for our “M” rated products would be limited and our sales and operating results could be adversely affected. If any groups, including political and regulatory bodies, target “M” rated titles, we could be required to significantly change or discontinue particular titles, which, in the case of our best-selling products, could significantly harm our business, results of operations and financial condition.
Lawsuits alleging damages as a result of our video games may require significant expenditures, divert the attention of management and generate negative publicity, and thereby have an adverse effect on our results of operations.
From time to time we have been the target of lawsuits seeking damages for injuries, including wrongful death, allegedly suffered by third parties as a result of our video games. Any lawsuit may require significant expenditures, divert the attention of our management and generate negative publicity about us or our products, which could negatively influence the buying decisions of consumers resulting in lost sales, boycotts or other similar efforts by retailers or end users. Any of these consequences could significantly harm our business, results of operations and financial condition.
We are dependent on third parties to manufacture our products, and any increase in the amounts we have to pay to have our products manufactured or any delay or interruption in production would negatively affect our ability to make timely product introductions and our results of operations.
Our products are manufactured by third parties who set the manufacturing prices for our products. Therefore, we depend on these manufacturers, including platform manufacturers, to fill our orders on a timely basis and to manufacture our products at an acceptable cost. Increases in our manufacturing costs could adversely affect our margins and therefore our results of operations. In addition, if we experience manufacturing delays or interruptions, we may not achieve anticipated revenues.
We have limited control over the personnel, scheduling and use of resources by third parties that develop our game titles, and our revenues may be adversely affected by delays caused by these developers.
Approximately half of our games currently under development are being developed by third parties. The number of titles developed for us by third parties varies from quarter to quarter. We have less control over a game developed by a third party because we cannot control the developer’s personnel, schedule or resources. In addition, any of our third-party developers could experience a business failure, be acquired by one of our competitors or experience some other disruption. Any of these factors could cause a game not to meet our quality standards or expectations, or not to be completed on time or at all. If this happens with a game under development, we could lose anticipated revenues from the game or our entire investment in the game.
If we are not able to maintain or acquire licenses for intellectual property necessary to the success of some of our games, or if that intellectual property does not achieve market acceptance, our revenues would be adversely affected.
Some of our games are based on properties owned by third parties, such as the National Basketball Association or television and film production studios. Our future success may depend on our ability to maintain existing licenses and to acquire additional licenses for popular intellectual properties. There is intense competition for these licenses, and competitors may obtain exclusive licenses to market games

Risk Factors
using these or other desirable brands. We may not be successful in maintaining or acquiring intellectual property rights with significant commercial value on terms acceptable to us or at all, which could adversely affect our ability to produce games that achieve market acceptance. Because some of our competitors are significantly larger than we are, have a higher degree of brand recognition and have developed more popular games, they may be more successful than we are in licensing the most desirable content.
Our intellectual property licenses generally require that we submit new products developed under licenses to the licensor for approval prior to release. This approval is generally discretionary. Rejection or delay in approval of a product by a licensor could prevent us from selling the product. In addition, our failure to meet their standards could harm our ability to obtain future licenses.
The owners of intellectual property licensed by us generally reserve the right to protect the intellectual property against infringement. If any of these owners fails to protect its own, or infringes someone else’s, intellectual property, it could weaken the value of our license and expose us to damages.
We may experience increased costs to continue to attract and retain senior management and highly qualified software developers.
Our success depends to a significant extent upon the performance of senior management and on our ability to continue to attract, motivate and retain highly qualified software developers. We believe that as a result of consolidation in our industry, there are now fewer highly skilled independent developers available to us. Competition for these developers is intense, and we may not be successful in attracting and retaining them on terms acceptable to us or at all. An increase in the costs necessary to attract and retain skilled developers and any delays resulting from the inability to attract necessary developers or departures may adversely affect our revenues, margins and results of operations. The loss of a member of our senior management personnel could also have a negative effect on our business, results of operations and financial condition.
If our products contain errors, our reputation, results of operations and financial condition may be adversely affected.
As video games incorporate new technologies, adapt to new hardware platforms and become more complex, the risk of undetected errors in products when first introduced increases. If, despite our testing procedures, errors are found in new products after shipments have been made, we could experience a loss of revenues, delay in timely market acceptance of our products and a damage to our reputation, any of which would negatively affect our business, results of operations and financial condition.
If we are unsuccessful in protecting our intellectual property, our revenues may be adversely affected.
The intellectual property embodied in our video games, especially our games for play on PCs, is susceptible to infringement, particularly through unauthorized copying of the games, or piracy. The increasing availability of high bandwidth Internet service has made, and will likely continue to make, piracy of video games more common. Infringement of our intellectual property may adversely affect our revenues through lost sales or licensing fees, particularly where consumers obtain pirated video game copies rather than copies sold by us, or damage to our reputation where consumers are wrongly led by infringers to believe that low-quality infringing material originated from us. Preventing and curbing infringement through enforcement of our intellectual property rights may be difficult, costly and time consuming, and thereby ultimately not cost-effective, especially where the infringement takes place in foreign countries where the laws are less favorable to rights holders or not sufficiently developed to afford the level of protection we desire.

Risk Factors
If we infringe the intellectual property of others, our costs may rise and our results of operations may be adversely affected.
Although we take precautions to avoid infringing the intellectual property of others, it is possible that we or our third-party developers have done so or may do so in the future. The increasing number and complexity of elements in our products that results from the advances in the capabilities of video game platforms increases the probability that infringement may occur. Claims of infringement, regardless of merit, could be time consuming, costly and difficult to defend. Moreover, as a result of disputes over intellectual property, we may be required to discontinue the distribution of our products, obtain a license or redesign our products, any of which could result in substantial costs and material delays and materially adversely affect our results of operations.
We face risks associated with doing business in foreign countries, including our ability to generate international demand for our products.
We conduct a portion of our development and publishing activities in foreign countries, and we derive an increasing proportion of our sales from outside the United States. International development, sales and operations are subject to a number of risks, including:

•	our ability to obtain or enforce our rights to the intellectual property developed by developers outside the United States;

•	the time and costs associated with translating and localizing products for foreign markets;

•	foreign currency fluctuations;

•	unexpected changes in regulatory requirements, including import and export control regulations; and

•	difficulties and costs of staffing and managing foreign operations, or licensing to foreign entities.
Any of these risks could adversely affect our costs, results of operations and financial condition.
We may face limitations on our ability to find suitable acquisition opportunities or to integrate additional acquired businesses.
Since January 2004, we have acquired five privately-held software developers in order to improve and increase our internal development capabilities. We intend to pursue additional acquisitions of companies, properties and other assets that can be purchased or licensed on acceptable terms and that we believe will benefit our business. Some of these transactions could be material in size and scope. Although we continue to search for additional acquisition opportunities, we may not be successful in identifying suitable acquisition targets available at an acceptable price. As the interactive entertainment software industry continues to consolidate, we face significant competition in seeking and consummating acquisition opportunities. We may not be able to consummate potential acquisitions or an acquisition may not enhance our business or may decrease rather than increase our earnings. In the future, we may issue additional shares of our common stock in connection with one or more acquisitions, which may dilute our existing stockholders. Future acquisitions could also divert substantial management time and result in short-term reductions in earnings or special transaction or other charges. We may also be required to take significant charges related to acquisitions, including from in-process research and development, reductions-in-force, facility reductions or other issues, which could harm our results of operations. In addition, we cannot guarantee that we will be able to successfully integrate the businesses that we may acquire into our existing business. Our stockholders may not have the opportunity to review, vote on or evaluate future acquisitions.

Risk Factors
Through his control of over 85% of our outstanding common stock, Sumner M. Redstone decides the outcome of votes of our stockholders and is able to control our business strategies and policies.
Based on a report on Form 4 filed on November 30, 2005, as of November 30, 2005, Sumner M. Redstone owns directly and indirectly through National Amusements, Inc., of which he is the controlling stockholder, a total of 79,197,566 shares, or 87.7%, of our outstanding common stock. Mr. Redstone also is the Chairman of the board of directors and Chief Executive Officer of Viacom. Mr. Redstone may acquire additional shares of our common stock at any time. Mr. Redstone’s spouse owns 17,500 shares of our common stock, for which Mr. Redstone disclaims beneficial ownership.
Through his ownership of our common stock, Mr. Redstone controls the outcome of all corporate actions that require the approval of our stockholders, including the election of our directors, adoption of employee compensation plans and transactions involving a change of control. Mr. Redstone’s daughter, Shari E. Redstone, is the Vice-Chairperson of our board of directors, the Non-Executive Vice-Chairman of the board of directors of Viacom and serves on the board of directors of National Amusements, where she is also the President. Another member of our board of directors, Joseph A. Califano, Jr., serves on the board of directors of Viacom. In addition, Mr. Redstone recommended the nomination of each member of our board of directors. Through his selection of and influence on members of our board of directors, Mr. Redstone has the ability to control our business strategies and policies.
Decisions by Mr. Redstone with respect to his ownership or trading of our common stock could have an adverse effect on the market value of our common stock and the notes.
Mr. Redstone may or may not purchase additional shares of our common stock. If Mr. Redstone purchases additional shares of our common stock, it could adversely affect the liquidity of our common stock, which would likely negatively affect our common stock price and the value of the notes. In addition, the increase in the conversion rate provided for in the notes in the event beneficial ownership of Mr. Redstone and his related parties equals or exceeds 90% of the aggregate fair market value of our outstanding capital stock, calculated as described under “Description of the notes— Conversion rights— Adjustment to the conversion rate upon 90% beneficial ownership by Mr. Redstone or his related parties,” may not adequately compensate you for any loss in the value of the notes due to the limited liquidity of our common stock. Alternatively, Mr. Redstone may sell some or all of his shares of our common stock at any time on the open market or otherwise. The sale by Mr. Redstone of any of his shares of our common stock would likely have an adverse effect on the market price of our common stock. Mr. Redstone’s failure to continue to purchase additional shares of our common stock in the open market could have an adverse effect on the market price of our common stock. Mr. Redstone could also sell his controlling interest to a third party who may not agree with our business strategies and policies.
In June 2004, Mr. Redstone reported that he engaged a financial advisor to provide services in connection with the evaluation of a possible “going private” or other transaction. Mr. Redstone has also reported that Midway could be considered as a potential Viacom acquisition candidate. An independent committee of Viacom’s board of directors has been formed to work with Viacom’s management in evaluating potential transactions with Midway. In addition, our board of directors has established a committee, of which Ms. Redstone is not a member, to consider any transaction with Viacom or its affiliates. If Mr. Redstone consummates a “going private” transaction, it would constitute a fundamental change under the notes. In addition, if Mr. Redstone sells or otherwise transfers his shares to a third party in a transaction that would constitute a change in control under the Indenture, it would also constitute a fundamental change under the notes. See “Description of notes—Conversion rights—Adjustment to the conversion rate upon the occurrence of certain

Risk Factors
fundamental changes” and “—Holders may require us to repurchase their notes upon a fundamental change.”
Effects of anti-takeover provisions could inhibit a change in control of Midway and could adversely affect the market price of our common stock.
Our board of directors or management could use several charter or statutory provisions and agreements as anti-takeover devices to discourage, delay or prevent a change in control of Midway. The use of these provisions and agreements could adversely affect the market price of our common stock:
Blank check preferred stock
Our certificate of incorporation authorizes the issuance of 5,000,000 shares of preferred stock with designations, rights and preferences that may be determined from time to time by our board of directors. Accordingly, our board of directors has broad power, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of our common stock. We currently have no shares of preferred stock outstanding and, other than upon the exercise of rights issued pursuant to our stockholder rights plan, we have no current plans, agreements or commitments to issue any shares of preferred stock.
Rights plan
Under our third amended and restated rights agreement with The Bank of New York, referred to in this prospectus as the “rights agreement,” each share of our common stock has an accompanying right to purchase, if, subject to certain exemptions, a person acquires beneficial ownership of 15% or more of our common stock without the prior approval of our board of directors, convertible preferred stock that permits each holder, other than the acquiror, to purchase a number of shares of common stock at half the market price. The effect of our rights plan is to discourage a hostile takeover by diluting the acquiror’s percentage interest in our common stock. Our board of directors has the authority to redeem the rights at $0.01 per right, subject to limited conditions. The rights expire on December 31, 2006. The rights agreement specifically exempts from the operation of the rights agreement any person who was a beneficial owner of 15% or more of the outstanding shares of our common stock on April 6, 1998, when WMS Industries Inc., referred to in this prospectus as “WMS,” distributed all of its remaining shares of Midway common stock to its stockholders. Mr. Redstone owned over 15% of our common stock on April 6, 1998 and is therefore exempt from the operation of the rights plan.
Other charter provisions
Our certificate of incorporation and bylaws provide that:

•	directors may be removed only for cause by a majority of the votes cast at a meeting of the stockholders by holders of shares of our common stock entitled to vote;

•	any vacancy on our board of directors may be filled only by a vote of a majority of the remaining directors then in office;

•	stockholders may not act by written consent;

•	only the Chairman or our board of directors by a majority vote may call special meetings of stockholders, and the only business permitted to be conducted at such special meetings is business brought before the meeting by or at the direction of our board of directors;

•	stockholders must follow an advance notice procedure for the submission of director nominations and other business to be considered at an annual meeting of stockholders;

Risk Factors

•	either a majority vote of our board of directors or an affirmative vote of holders of at least 80% of our outstanding common stock entitled to vote is needed in order to adopt, amend or repeal our bylaws; and

•	either a majority vote of our board of directors or an affirmative vote of holders of at least 80% of our outstanding common stock entitled to vote is needed in order to amend or repeal the above provisions.
Section 203 of the Delaware General Corporation Law
We are subject to Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a business combination with anyone who owns at least 15% of its common stock. This prohibition lasts for a period of three years after that person has acquired the 15% ownership. The corporation may, however, engage in a business combination if it is approved by its board of directors before the person acquires the 15% ownership or later by its board of directors and two-thirds of the stockholders of the public corporation.
RISKS RELATING TO THE NOTES
The notes are unsecured and are subordinated to all of our existing and future secured indebtedness.
The notes are unsecured and effectively subordinated in right of payment to all of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. We have a $30.0 million credit facility, under which we had borrowings of $11.1 million as of September 30, 2005. The credit facility is secured by a first priority security interest in substantially all of our assets. In addition, as of September 30, 2005, we had $2.3 million in outstanding capital lease obligations. The indenture for the notes does not restrict our ability to incur additional indebtedness, including secured indebtedness. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, our assets that serve as collateral under the credit facility would be made available to satisfy the obligations under the credit facility before any payments are made on the notes. As a result, we may not have sufficient assets to pay amounts due on any or all of the notes then outstanding. See “Description of the notes— Ranking.”
The notes are effectively subordinated to all liabilities of our subsidiaries.
None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Accordingly, our right to receive assets from any of our subsidiaries upon its bankruptcy, liquidation or reorganization, and the right of holders of the notes to participate in those assets, is effectively subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. In particular, our credit facility prohibits our subsidiaries from paying us dividends or otherwise distributing funds to us to pay principal on the notes during the term of the facility, which expires on March 3, 2009. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the notes. At September 30, 2005, our subsidiaries had total liabilities, excluding intercompany liabilities, of $46.9 million. The notes are effectively subordinated to these liabilities.

Risk Factors
Volatility of the market price of our common stock may depress the trading price of the notes and result in losses for investors.
The market price of our common stock has experienced, and may continue to experience, substantial volatility. For the 12 months ended November 30, 2005, the closing sale price of our common stock on the NYSE has ranged from a low of $8.19 per share to a high of $23.39 per share. Because the notes are convertible into shares of our common stock, volatility in the price of our common stock may depress the trading price of the notes. The risk of volatility and depressed prices of our common stock also applies to holders who receive shares of common stock upon conversion of their notes.
We expect our common stock to continue to be subject to fluctuations. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including, among other things:

•	quarterly fluctuations in our financial and operating results;

•	announcements of new products or technological advances by us or our competitors;

•	current events affecting the political, economic and social situation in the United States;

•	conditions in our industry and the markets in which we operate, such as competition, demand for products, technological advances and governmental regulations;

•	general conditions in equity markets, particularly in our industry;

•	adverse or unfavorable publicity regarding us or our products;

•	litigation involving or affecting us;

•	changes in financial estimates and recommendations by securities analysts;

•	acquisitions and financings by us or our competitors;

•	the gain or loss of a significant customer;

•	the operating and stock price performance of other companies that investors may consider to be comparable; and

•	purchases or sales of blocks of our securities.
In addition, the stock market in recent years has experienced significant price and trading volume fluctuations, and the market prices of the securities of technology and software companies have been especially volatile, often unrelated or disproportionate to the operating performance of the particular company. These broad market fluctuations may adversely affect the price of the notes or of our common stock, regardless of our operating performance. Also, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock or because holders of notes wish to hedge their position. Fluctuations or decreases in the market price of our common stock may also trigger an adjustment to the conversion price applicable to the notes. The conversion rate of the notes may be increased if the average price of our common stock is less than $16.14 (as adjusted) for a period ending on April 30, 2007 or, in certain circumstances, September 30, 2007, as described under “Description of the notes — Conversion Rights — Adjustment to the conversion rate on April 30, 2007.” Such an adjustment would increase the number of shares of our common issuable upon conversion of the notes, which would be dilutive to the interests of our existing stockholders and may adversely affect the market price of our common stock.
In addition, sales of substantial amounts of our common stock in the public market, or the perception that those sales may occur, could cause the market price of the notes or of our common stock to decline. Based on filings with the Commission, as of November 30, 2005, Sumner M. Redstone beneficially owned approximately 87.7% of the outstanding shares of our common stock. A decision by Mr. Redstone to sell a substantial amount of our common stock could cause the trading price of our common stock to decline substantially, which likely would decrease the trading price of the notes.

Risk Factors
Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.
The increase in the conversion rate applicable to the notes that holders convert in connection with certain fundamental changes may not adequately compensate such holders for the lost option time value of such notes as a result of that fundamental change.
If certain fundamental changes occur before October 5, 2010, we will under certain circumstances increase the conversion rate applicable to certain holders. This increased conversion rate would apply to holders that surrender their notes for conversion at any time on or before the 30th business day after the date we announce the fundamental change has occurred. The amount of the increase in the conversion rate depends on the date when the fundamental change becomes effective and the applicable price described in this prospectus. See “Description of the notes— Conversion rights— Adjustment to the conversion rate upon the occurrence of certain fundamental changes.”
Although the increase in the conversion rate is designed to compensate holders for the lost option time value of their notes as a result of the fundamental change, the increase in the conversion rate is only an approximation of the lost value and may not adequately compensate you for the loss. In addition, you will not be entitled to an increased conversion rate if:

•	the fundamental change occurs on or after October 5, 2010;

•	you have surrendered your note for conversion after we have announced a fundamental change, but the fundamental change is ultimately not consummated;

•	the applicable price is greater than $40.00 per share of our common stock or less than $16.14 per share of our common stock (in each case, subject to adjustment); or

•	we elect, in the case of a “public acquirer fundamental change,” to change the conversion right in lieu of increasing the conversion rate.
Furthermore, a holder may not receive the additional shares payable as a result of the increase in the conversion rate until the fifth business day after the effective date of the fundamental change, or even later, which could be a significant period of time after the date the holder has surrendered its notes for conversion.
We may not have the funds necessary to repurchase the notes on the repurchase dates or upon a fundamental change.
On each of April 30, 2009, September 30, 2010, September 30, 2015 and September 30, 2020, holders may require us to repurchase, for cash, all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest and additional interest, if any, to, but excluding, that date. If a fundamental change occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. We may not have sufficient funds for any required repurchase of the notes. Our credit facility prohibits our subsidiaries from paying us dividends or otherwise distributing funds to us to pay principal on the notes during the term of the facility, which expires on March 3, 2009. If a repurchase event occurs, we may be required to seek additional financing to repurchase the notes, but we cannot assure you that we would be able to obtain that financing on favorable terms or at all. In addition, the terms of any borrowing agreements that we may enter into from time to time may further limit our ability to repurchase the notes. If we fail to repurchase the notes when required, we will be in default under the indenture for the notes. A default under the indenture or a fundamental change, in and of itself, could lead to a default under our credit facility and other existing or future agreements governing our indebtedness. If, due to a default, the repayment of the related indebtedness were to be accelerated, we may not have sufficient funds to repay the indebtedness or repurchase the notes. See “Description of the notes— Repurchase of notes by

Risk Factors
us at the option of the holder” and “—Holders may require us to repurchase their notes upon a fundamental change.”
Increased leverage may harm our results of operations and financial condition.
Our total consolidated debt and capital lease obligation as of September 30, 2005 was approximately $88.4 million, including the portion of our credit facility and capital lease obligation that we have characterized as short-term, and represents approximately 40.2% of our total capitalization as of that date. In addition, the indenture for the notes does not restrict our ability to incur additional indebtedness.
Our level of indebtedness could have important consequences to you, because:

•	it could affect our ability to satisfy our obligations under the notes;

•	a substantial portion of our cash flows from operations will be dedicated to interest and principal payments on the notes, thereby reducing our ability to fund operations, working capital, capital expenditures, expansion, acquisitions, or general corporate or other purposes;

•	it may impair our ability to obtain additional financing in the future;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and industry;

•	it may place us at a competitive disadvantage compared to competitors that have less indebtedness; and

•	it may make us more vulnerable to downturns in our business, our industry or the economy in general.
Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to our success in obtaining regulatory approvals and commercializing our product candidates, general economic conditions, and financial, business and other factors affecting our operations, many of which are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations to enable us to pay our indebtedness, including the notes, or to fund our other needs. If we are not able to generate sufficient cash flow from operations in the future to service our indebtedness, we may be required, among other things, to:

•	seek additional financing in the debt or equity markets;

•	refinance or restructure all or a portion of our indebtedness, including the notes;

•	sell assets; and/or

•	reduce or delay planned expenditures on research and development and/or commercialization activities.
Any such financing, refinancing or sale of assets might not be available on economically favorable terms or at all. In addition, we cannot assure you that any of the above actions would provide sufficient funds to enable us to service our debt.
We have made only limited covenants in the indenture for the notes, and these limited covenants may not protect your investment.
The indenture for the notes does not:

•	establish a sinking fund for the notes;

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we continue to incur operating losses;

•	limit our subsidiaries’ ability to incur secured indebtedness or indebtedness which would effectively rank senior to the notes;

Risk Factors

•	limit our ability to incur any indebtedness, including secured debt and any debt that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.
Furthermore, the indenture for the notes contains only limited protections in the event of a highly leveraged transaction or change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but would not constitute a “fundamental change” that permits holders to require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the repurchase feature of the notes as a significant benefit in evaluating whether to invest in the notes.
Specified reclassifications, business combinations and asset sales will result in a change in the conversion rights under the notes and could reduce the market value of the notes.
Except as provided in the indenture, if we reclassify or change our common stock (other than a change only in par value or a change as a result of a subdivision or combination of our common stock) or are party to a consolidation, merger or binding share exchange, or if we sell, transfer, lease, convey or otherwise dispose of all or substantially all of our property or assets, then, at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of shares of stock and other securities and property (including cash) which a holder of such note would have received, if any, if the holder had converted the note immediately before the transaction. A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right and, accordingly, reduce the market value of the notes. For example, if a third-party acquires us in a cash merger, each note would be convertible into cash and would no longer be convertible into securities whose value could increase depending on our future financial performance, prospects and other factors.
If an active and liquid trading market for the notes does not develop, the market price of the notes may decline and you may be unable to sell your notes.
There is no established trading market for the notes. Although the notes issued in the private placement are eligible for trading on The PORTAL Market, the notes sold using this prospectus will no longer be eligible for trading in The PORTAL Market. We do not intend to list the notes on any national securities exchange. Although the initial purchasers advised us that they intend to make a market in the notes, they may discontinue any market making in the notes at any time in their sole discretion and without notice. In addition, market making activity will be subject to the limits imposed by law. Accordingly, we do not know if an active trading market will develop for the notes. Even if a trading market for the notes develops, the market may not be liquid or the notes could trade at prices lower than the initial offering price. If an active trading market does not develop, you may be unable to resell your notes or may only be able to sell them at a substantial discount. Future trading prices of the notes will depend on many factors, including our operating performance and financial condition, prevailing interest rates, the market for similar securities and general economic conditions.

Risk Factors
Shares available for future issuance, conversion and exercise could have an adverse effect on the market price of our common stock and the notes.
Any future issuance of equity securities, including the issuance of shares upon conversion of the notes or upon exercise of stock options or warrants, could dilute the interests of our existing stockholders, including holders who have received shares upon conversion of their notes, and could substantially decrease the trading price of our common stock and the notes.
As of November 30, 2005, we had outstanding options to purchase an aggregate of 5.7 million shares of common stock, and an additional 2.4 million shares were reserved for future issuance under our stock option and incentive plans. Our stock options are generally exercisable for a period of nine years, beginning one year after the date of grant. Stock options are exercised, and the underlying common stock is generally sold, at a time when the exercise price of the options is below the market price of the common stock. Therefore, the exercise of these options generally has a dilutive effect on our common stock outstanding at the time of sale. Exercises may have an adverse effect on the market price of our common stock. Even the potential for the exercise of a large number of options with an exercise price significantly below the market price may depress the future market price of our common stock and the notes.
As of November 30, 2005, we also had outstanding warrants to purchase 555,161 shares of our common stock at an exercise price of $9.33 per share exercisable until May 2006. In early November 2005, a warrant holder exercised its warrants to purchase 123,821 shares at an exercise price of $10.60 per share. Issuances of shares, including in connection with dividends effected through the issuance of shares, would result in additional dilution to our stockholders.
In addition, our board of directors has broad discretion with respect to the issuance of 104.0 million authorized but unissued shares of common stock, 1.1 million treasury shares and 4,995,250 authorized but unissued shares of preferred stock, subject to applicable NYSE rules and agreements with our lenders. Our board of directors may decide to issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity and to compensate our employees and executives.
The issuance or expected issuance of a large number of shares of our common stock upon conversion or exercise of the securities described above or the issuance of new securities could have an adverse effect on the market price of our common stock and the notes.
Provisions in the indenture for the notes, our charter documents and Delaware law could discourage an acquisition of us by a third party, even if the acquisition would be favorable to you.
If a “change in control” (as defined in the indenture) occurs, holders of the notes will have the right, at their option, to require us to repurchase all or a portion of their notes. In the event of certain “fundamental changes” (as defined in the indenture), we also may be required to increase the conversion rate applicable to notes surrendered for conversion upon the fundamental change. In addition, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes. These and other provisions, including the provisions of our charter documents and Delaware law, could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you. See also “—Risks relating to our business— Effects of anti-takeover provisions could inhibit a change in control of Midway, and could adversely affect the market price of our common stock and the notes.”

Risk Factors
You may have to pay US taxes if we adjust the conversion rate in certain circumstances, even if you do not receive any cash.
We will adjust the conversion rate of the notes for stock splits and combinations, stock dividends, cash dividends and certain other events. See “Description of the notes— Conversion rights.” If we adjust the conversion rate, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for US federal income tax purposes, even though you would not receive any cash in connection with the conversion rate adjustment and even though you might not exercise your conversion right. See “Material US federal income tax consequences— Tax consequences to US holders— Conversion of the notes,” “Material US federal income tax consequence— Tax consequence to US holders— Constructive distributions” and “Material US federal income tax consequences— Tax consequences to non-US holders— Constructive dividends.”

FORWARD-LOOKING STATEMENTS
This prospectus contains or incorporates by reference “forward-looking statements,” within the meaning of the federal securities laws. These statements describe our plans, strategies and goals and our beliefs concerning future business conditions and our business outlook based on currently available information. We make no commitment to update the forward-looking statements included in this prospectus, except as required by law. Where possible, we have identified these statements by the use of terms such as “may,” “will,” “should,” “could,” “expect,” “eventually,” “anticipate,” “plan,” “strategy,” “believe,” “seek,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently. Our actual results could differ materially from those described in the forward-looking statements due to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to:

•	dependence on new product introductions and the ability to maintain the scheduling of such introductions;

•	the performance of the interactive entertainment industry;

•	the current home console transition and other technological changes;

•	dependence on major platform manufacturers; and

•	the other factors discussed more fully under the caption “Risk factors” and elsewhere in this prospectus.

USE OF PROCEEDS
All sales of the notes or common stock issuable upon conversion of the notes will be by or for the account of the selling securityholders listed in this prospectus or any prospectus supplement. We will not receive any proceeds from the sale by any selling securityholder of the notes or the common stock issuable upon conversion of the notes.

CAPITALIZATION
The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2005, which reflects the proceeds from our sale of the notes in the initial private placement and the application of the net proceeds to our general corporate funds. This table should be read in conjunction with the “Selected consolidated financial data” section of this prospectus and our unaudited interim consolidated financial statements and audited annual consolidated financial statements and related notes incorporated by reference in this prospectus.

As of September 30, 2005

(dollars in thousands,
except per share data)
(unaudited)
Cash and cash equivalents	$105,208

Total debt:
Credit facility:
Revolving facility	—
Term loan facility	11,111
Letters of credit	31
Capital lease obligation	2,278
Notes	75,000

Total debt	88,420
Redeemable convertible preferred stock, Series D, $0.01 par value, 4,750 shares authorized and designated; 30 shares issued and outstanding redeemable at $300(1)	300
Stockholders’ equity:
Preferred stock, $0.01 par value, 4,995,250 shares authorized and undesignated	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 90,342,277 shares issued	903
Additional paid-in capital	409,596
Accumulated deficit	(265,284)
Accumulated translation adjustment	(729)
Deferred compensation	(3,643)
Treasury stock, at cost, 1,101,673 shares	(9,672)

Total stockholders’ equity	131,171

Total capitalization	219,891

(1)	On October 20, 2005, at our election, all of our shares of Series D preferred stock were converted into an aggregate of 75,141 shares of our common stock at the conversion price of $4.00 per share.
For a description of our credit facility, see “Description of other indebtedness— Credit facility.”

DEFICIENCY OF EARNINGS TO COMBINED FIXED CHARGES AND REDEEMABLE PREFERRED STOCK DIVIDENDS
For each of the fiscal years ended June 30, 2000 and 2001, the six months ended December 31, 2000 and 2001, the fiscal years ended December 31, 2002, 2003 and 2004 and the nine months ended September 30, 2004 and 2005, our earnings were insufficient to cover the combined fixed charges and redeemable preferred stock dividends. The dollar amounts of such deficiencies are set forth in the following table:

	Year ended		Six months ended		Year ended			Nine months ended
	June 30,		December 30,		December 31,			September 30,

	2000	2001	2000	2001	2002	2003	2004	2004	2005

Deficiency of earnings to combined fixed charges and redeemable preferred stock dividends	$19,580	$77,112	$20,739	$10,405	$68,141	$116,670	$23,430	$41,324	$74,002
For purposes of calculating the deficiency of earnings to combined fixed charges and redeemable preferred stock dividends, earnings consist of net income (loss) before income taxes plus fixed charges and fixed charges consist of interest expense, amortization of debt expenses and estimated interest portion of rentals.
PRICE RANGE OF COMMON STOCK
Our common stock is traded publicly on the NYSE under the symbol “MWY.” The following table shows the high and low closing sale prices of our common stock for the periods indicated as reported on the NYSE:

Calendar Period	High	Low

2003
First Quarter	$4.62	$2.95
Second Quarter	4.22	3.14
Third Quarter	3.82	2.10
Fourth Quarter	3.92	2.62
2004
First Quarter	$7.38	$3.65
Second Quarter	12.85	7.25
Third Quarter	12.53	9.45
Fourth Quarter	11.63	9.23
2005
First Quarter (through March 31, 2005)	$10.66	$8.69
Second Quarter (through June 30, 2005)	11.11	8.19
Third Quarter (through September 30, 2005)	16.51	11.19
Fourth Quarter (through November 30, 2005)	23.39	15.09
On November 30, 2005, there were approximately 1,050 holders of record of our common stock. On November 30, 2005, the last sale price reported on the NYSE for our common stock was $21.92 per share.
DIVIDEND POLICY
No cash dividends with respect to our common stock have been declared in or paid during fiscal 2005 or were declared or paid during fiscal 2004 or fiscal 2003. Under our credit facility, we are prohibited from paying cash dividends on our common stock. We plan to retain any earnings to fund the operation of our business.

SELECTED CONSOLIDATED FINANCIAL DATA
The following table sets forth our selected consolidated financial data as of and for the fiscal years ended June 30, 2000 and June 30, 2001, the six months ended December 31, 2000 and December 31, 2001, the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004, and the nine months ended September 30, 2004 and September 30, 2005. Effective December 31, 2001, we changed our fiscal year end from June 30 to December 31.
The selected consolidated financial data as of and for the fiscal years ended June 30, 2000 and June 30, 2001, the six months ended December 31, 2001, and the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004 was derived from our audited consolidated financial statements. The data as of and for the six months ended December 31, 2000 and as of and for the nine months ended September 30, 2004 and September 30, 2005 was derived from our unaudited interim consolidated financial statements and include, in the opinion of management, all normal and recurring adjustments necessary to present fairly the data for such periods.
Detailed historical financial information is included in the audited consolidated balance sheets as of December 31, 2003 and December 31, 2004 and the related consolidated statements of operations, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2004 and the unaudited consolidated balance sheet as of September 30, 2005 and the related consolidated statements of operations and consolidated statements of cash flows for the nine months ended September 30, 2004 and September 30, 2005, incorporated by reference in this prospectus. You should read the following selected consolidated financial data together with “Management’s discussion and analysis of financial condition and results of operations” and our historical consolidated financial statements, including the related notes, in each case, included in our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, each incorporated by reference in this prospectus.

					Six months ended								Nine months ended
	Year ended June 30,				December 31,		Year ended December 31,						September 30,

	2000		2001		2000(1)	2001(1)	2002		2003		2004		2004	2005

					(unaudited)
													(unaudited)
	(in thousands, except per share data)
Selected operating data:
Net revenues Home video	$229,691		$117,328		$89,440	$68,113	$190,412		$92,524		$161,595		$84,368	$80,268
Coin-operated video(2)	104,174		50,880		34,830	3,942	1,445		—		—		—	—

Total net revenues	333,865		168,208		124,270	72,055	191,857		92,524		161,595		84,368	80,268
Gross profit (loss)	126,539		46,405		40,872	35,182	49,158		(20,781	)(10)	57,578		21,812	4,664
Operating loss(3)	(20,881)		(78,363	)(6)	(21,824)	(6,947)	(52,265	)(7)	(115,975	)(11)	(25,045)		(36,739)	(72,223)
Loss before income taxes	(19,580	)(5)	(76,256)		(20,739)	(5,847)	(48,346)		(113,963)		(18,631	)(12)	(36,590)	(73,719)
Provision (credit) for income taxes(4)	(7,539)		(7,777)		(7,777)	—	5,477	(8)	1,264		1,314		985	953
Net loss	(12,041)		(68,479)		(12,962)	(5,847)	(53,823)		(115,227)		(19,945)		(37,575)	(74,672)
Preferred stock dividends:
Distributed	—		184		—	1,043	1,159		1,455		1,884		1,820	277
Imputed	—		672		—	3,515	18,636	(9)	1,252		2,915	(9)	2,914	6
Loss applicable to common stock	$(12,041)		$(69,335)		$(12,962)	$(10,405)	$(73,618)		$(117,934)		$(24,744)		$(42,309)	$(74,955)
Basic and diluted loss per share of common stock	$(0.32)		$(1.84)		$(0.34)	$(0.27)	$(1.61)		$(2.43)		$(0.34)		$(0.62)	$(0.87)
Weighted average number of shares outstanding	37,869		37,719		37,711	38,413	45,586		48,486		72,421		68,142	86,221

Selected consolidated financial data

	As of June 30,		As of December 31,					As of September 30,

	2000	2001	2000(1)	2001(1)	2002	2003	2004	2004	2005
			(unaudited)

								(unaudited)
Selected balance sheet data:
Cash and cash equivalents	$34,093	$40,330	$33,520	$86,882	$48,983	$41,682	$118,313	$115,001	$105,208
Total assets	186,575	156,219	173,859	246,405	201,400	125,449	242,317	228,747	267,924
Working capital	98,993	71,406	77,088	146,885	100,637	50,669	141,894	121,449	144,030
Long-term obligations, excluding redeemable convertible preferred stock	—	6,197	—	1,755	3,932	13,621	10,618	11,570	83,401
Redeemable convertible preferred stock	—	20,667	—	35,949	12,571	32,156	4,453	4,452	300
Stockholders’ equity	160,355	111,828	147,455	180,583	139,967	47,893	187,017	160,589	131,171

(1)	Effective December 31, 2001, we changed our fiscal year end to December 31. Prior to that, our fiscal year end was June 30. We have included selected consolidated financial data for the six-month transition period ended December 31, 2001 and, for comparative purposes, we have included selected unaudited consolidated financial data for the six months ended December 31, 2000.

(2)	We exited our coin-operated video game product line in the quarter ended June 30, 2001. See Note 10 to our audited annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this prospectus.

(3)	Beginning on July 1, 2001, in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, referred to in this prospectus as “SFAS No. 142,” we no longer recognize amortization expense on goodwill but conduct an ongoing impairment review of the asset. Accordingly, operating loss includes amortization of goodwill for the six months ended December 31, 2000 and for fiscal 2000 and 2001, but not for the six months ended December 31, 2001, fiscal 2002, 2003 and 2004 and the nine months ended September 30, 2004 and 2005. Amortization expense totaled $2.0 million, $3.9 million and $3.9 million for the six months ended December 31, 2000 and fiscal 2000 and 2001, respectively. See Note 1 to our audited annual consolidated financial statements for the year ended December 31, 2004, which are incorporated herein by reference in this prospectus.

(4)	After December 31, 2000, we have not provided for an income tax benefit due to the establishment of a full valuation allowance on our deferred tax assets.

(5)	Fiscal 2000 loss before income taxes includes charges related to asset writedowns, accelerated amortization on assets and related charges of $26.0 million or $16.2 million on an after-tax basis.

(6)	Fiscal 2001 contains restructuring and other charges totaling $12.5 million relating to exiting our coin-operated video game product line in the quarter ended June 30, 2001. See Note 10 to our audited annual consolidated financial statements for the year ended December 31, 2004, which are incorporated herein by reference in this prospectus.

(7)	During 2002, we incurred selling and marketing expense and administrative expense totaling $0.9 million relating to the closing of administrative facilities located in Corsicana, Texas. We also incurred restructuring and other charges totaling $10.6 million relating primarily to the consolidation of product development operations in California and the closing of the Corsicana facility, net of reductions recorded in prior year restructuring activities. See Note 10 to our audited annual consolidated financial statements for the year ended December 31, 2004, which are incorporated herein by reference in this prospectus.

(8)	During 2002, provision for income taxes includes $5.4 million of deferred income tax expense resulting from the revaluation of net deferred tax assets. We also incurred $0.1 million of current foreign income tax expense during 2002. See Note 7 to our audited annual consolidated financial statements for the year ended December 31, 2004, which are incorporated herein by reference in this prospectus.

(9)	Amounts in 2002 and 2004 include the accelerated recognition of imputed (non-cash) preferred stock dividends related to the conversion of redeemable convertible preferred stock into shares of common stock. See Note 8 to our audited annual consolidated financial statements for the year ended December 31, 2004, which are incorporated herein by reference in this prospectus.

Selected consolidated financial data

(10)	During 2003, $33.2 million of charges related to the writedown of capitalized product development costs are included in cost of sales.

(11)	During 2003, Neil D. Nicastro ceased to serve as our Chief Executive Officer, President and Chief Operating Officer. As a result, 2003 administrative expense includes $9.5 million of charges incurred under the terms of our employment agreement and severance agreement with Mr. Nicastro. See Note 13 to our audited annual consolidated financial statements. In addition, we incurred $9.7 million of restructuring and other charges relating to the consolidation of California product development and marketing operations, net of reductions recorded in prior year restructuring activities. See Note 10 to our audited annual consolidated financial statements.

(12)	Loss before income taxes for 2004 includes a $5.0 million gain from the settlement of liabilities with our former parent, WMS Industries Inc. See Note 13 to our audited annual consolidated financial statements. Also during 2004, we recorded a $1.8 million reduction of expenses previously recorded in 2003 related to legal proceedings.

DESCRIPTION OF THE NOTES
The notes were issued under an indenture dated as of September 19, 2005, between us and Wells Fargo Bank, N.A., as trustee. The following summary of the terms of the notes and the indenture does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the notes, the indenture and the registration rights agreement. We will provide copies of the indenture and the registration rights agreement to you upon request, and they are also available for inspection at the office of the trustee. Those documents, and not this description, define the legal rights of the holders of the notes.
For purposes of this section only, unless we specify otherwise, the terms “we,” “us” and “our” refer only to Midway Games Inc. and not to any of its current or future subsidiaries. Unless the context requires otherwise, the term “interest” includes “additional interest.”
GENERAL
The notes:

•	consist of an aggregate principal amount of $75,000,000;

•	bear interest at a rate of 6.0% per annum, payable semi-annually in arrears on March 30 and September 30 of each year, beginning on March 30, 2006, to holders of record at the close of business on the preceding March 15 and September 15, respectively, except as described below;

•	are our unsecured indebtedness and are equal in right of payment to our senior unsecured indebtedness as described under “—Ranking”;

•	are convertible into shares of our common stock at an initial conversion rate of 56.3253 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $17.75 per share), subject to adjustments, as described under “—Conversion rights”;

•	are redeemable, in whole or in part, by us at any time on or after October 5, 2010, at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date, as described under “—Redemption of notes at our option”;

•	are subject to repurchase by us at the option of the holder on April 30, 2009, September 30, 2010, September 30, 2015 and September 30, 2020, at a repurchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date, as described under “—Repurchase of notes by us at the option of the holder”;

•	are subject to repurchase by us at the option of the holder upon a fundamental change, as described under “—Holders may require us to repurchase their notes upon a fundamental change,” at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the fundamental change repurchase date; and

•	mature on September 30, 2025, unless previously redeemed or repurchased by us or converted.
All cash payments on the notes will be made in US dollars.
We issued the notes as global securities in book-entry form in denominations of integral multiples of $1,000 principal amount, without coupons. We will make payments in respect of notes that are represented by global securities by wire transfer of immediately available funds to DTC or its nominee as the registered owner of the global securities. We will make payments in respect of notes that are issued in certificated form by wire transfer of immediately available funds to the accounts specified by each holder of more than $5.0 million aggregate principal amount of notes. However, if the holder of

Description of the notes
the certificated note does not specify an account, or holds $5.0 million or less in aggregate principal amount, we will mail a check to that holder’s registered address.
You may convert notes at the office of the conversion agent, present notes for registration of transfer at the office of the registrar for the notes and present notes for payment at maturity at the office of the paying agent. We have appointed the trustee as the initial conversion agent, registrar and paying agent for the notes.
There is no sinking fund for the notes. The indenture does not contain any financial covenants and does not limit our ability to incur additional indebtedness, including senior or secured indebtedness, issue securities, pay dividends or repurchase our securities. In addition, the indenture does not provide any protection to holders of notes in the event of a highly leveraged transaction or a change in control, except as, and only to the limited extent, described under “—Holders may require us to repurchase their notes upon a fundamental change” and “—Consolidation, merger and sale of assets.”
If any payment date with respect to the notes falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the amount due for the additional period of time.
INTEREST PAYMENTS
The notes bear interest at a rate of 6.0% per annum, payable semi-annually in arrears on each March 30 and September 30 of each year, beginning on March 30, 2006. Except as described below, we will pay interest that is due on an interest payment date to holders of record at the close of business on the preceding March 15 and September 15, respectively. Interest accrues on the notes from and including September 19, 2005 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date, redemption date, repurchase date or maturity date, as the case may be. We will pay interest on the notes on the basis of a 360-day year of twelve 30-day months.
If a holder surrenders a note for conversion after the close of business on the record date for the payment of an installment of interest and before the related interest payment date, then, despite the conversion, we will, on the interest payment date, pay the interest due with respect to the note, including any additional interest, to the person who was the record holder of the note at the close of business on the record date. However, unless we have specified a redemption date that is after a record date for an interest payment date but prior to and including the corresponding interest payment date, the holder who surrenders the note for conversion must pay to the conversion agent upon surrender of the note an amount in cash equal to the interest, including any additional interest, payable on such interest payment date on the portion of the note being converted. However, a holder that surrenders a note for conversion need not pay any overdue interest or any overdue additional interest that has accrued on the note.
If we redeem notes, or if a holder surrenders a note for repurchase at the option of the holder or upon a repurchase event as described under “—Repurchase of notes by us at the option of the holder” or “—Holders may require us to repurchase their notes upon a fundamental change,” we will pay accrued and unpaid interest and additional interest, if any, to the holder that surrenders the security for redemption, or repurchase, as the case may be. However, if we redeem a note on a redemption date that is an interest payment date, we will pay the accrued and unpaid interest and additional interest, if any, due on that interest payment date instead to the record holder of the note at the close of business on the record date for that interest payment.

Description of the notes
CONVERSION RIGHTS
Holders of notes may, subject to prior maturity, redemption or repurchase, convert their notes into shares of our common stock at an initial conversion rate, subject to adjustment as described below, of 56.3253 shares per $1,000 principal amount of notes. This rate represents an initial conversion price of approximately $17.75 per share. We will not issue fractional shares of common stock upon conversion of the notes and instead will pay a cash adjustment for fractional shares based on the closing sale price of our common stock on the trading day immediately before the conversion date. Except as described under “—Interest Payments” above, we will not make any cash payment or other adjustment on conversion with respect to any accrued interest on the notes and instead such amounts will be deemed to be satisfied upon conversion, and we will not adjust the conversion rate to account for accrued and unpaid interest. Holders may convert their notes only in denominations that are integral multiples of $1,000 in principal amount.
On conversion, the holders of notes will also receive the rights under our existing stockholder rights plan and any other stockholder rights plan we may establish, whether or not the rights are separated from our common stock prior to conversion.
The conversion right with respect to any notes we have called for redemption will expire at the close of business on the business day immediately preceding the redemption date, unless we default in the payment of the redemption price.
In the event of:

•	a taxable distribution to holders of common stock which results in an adjustment to the conversion rate; or

•	an increase in the conversion rate at our discretion or as described below under “—Adjustment to the conversion rate upon 90% beneficial ownership by Mr. Redstone or his related parties,” “— Adjustment to the conversion rate on April 30, 2007” or “—Adjustment to the conversion rate upon the occurrence of certain fundamental changes,”
the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to US federal income tax as a dividend. This generally would occur, for example, if we adjust the conversion rate to compensate holders for cash dividends on our common stock and could also occur if we adjust the conversion rate and make other distributions of cash or property to our stockholders or to holders of securities convertible into our stock. See “Material US federal income tax consequences— Tax consequences to US holders— Constructive distributions” and “—Tax consequences to non-US holders— Constructive dividends.”
Conversion procedures
To convert an interest in a global note, the holder must deliver to DTC the appropriate instruction form for conversion in accordance with DTC’s conversion program. To convert an interest in a certificated note, the holder must complete the conversion notice on the back of the note and deliver it, together with the note and any required interest payment, to the office of the conversion agent for the notes, which will initially be the office of the trustee. In addition, the holder must pay any tax or duty payable as a result of any transfer involving the issuance or delivery of the shares of common stock in a name other than that of the registered holder of the note.
A holder that has delivered a repurchase notice with respect to a note, as described below, may convert that note only if the holder withdraws the notice in accordance with the indenture. See “—Repurchase of notes by us at the option of the holder” and “—Holders may require us to repurchase their notes upon a fundamental change.”

Description of the notes
As soon as practicable following the conversion date, we will deliver, through the conversion agent, a certificate for the number of full shares of common stock into which any note is converted, together with any cash payment for fractional shares.
However, if a holder surrenders a note for conversion in connection with a “make-whole fundamental change” under circumstances where we must increase the conversion rate applicable to that note, then we will deliver, through the conversion agent, the additional shares as soon as practicable, but in no event after the later of:

•	the date the holder surrenders the note for conversion; and

•	the fifth business day after the effective date of the make-whole fundamental change.
See “—Adjustment to the conversion rate upon the occurrence of certain fundamental changes.”
We will deliver the shares due upon conversion of a global note in accordance with DTC’s customary practices.
For a discussion of certain tax consequences to a holder receiving shares of common stock upon surrendering notes for conversion, see “Material US federal income tax consequences— Tax consequences to US holders— Conversion of the notes.”
Change in the conversion right upon certain reclassifications, business combinations and asset sales
Except as provided in the indenture, if we reclassify or change our common stock (other than a change only in par value or a change as a result of a subdivision or combination of our common stock) or are party to a consolidation, merger or binding share exchange, or if we sell, transfer, lease, convey or otherwise dispose of all or substantially all of our property or assets, then, at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of shares of stock and other securities and property (including cash) which a holder of such note would have received, if any, if the holder had converted the note immediately before the transaction. In the event that holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, we will make adequate provision whereby a holder of the notes shall have a reasonable opportunity to determine the form of consideration into which its notes shall be convertible from and after the date of such transaction. We will agree in the indenture not to become a party to any transaction unless its terms are consistent with the foregoing.
A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. For example, if a third-party acquires us in a cash merger, each note would be convertible into cash and would no longer be convertible into securities whose value could increase depending on our future financial performance, prospects and other factors. If such a transaction also constitutes a fundamental change, holders will also be able to require us to repurchase all or a portion of the holder’s notes, as described under “—Holders may require us to repurchase their notes upon a fundamental change.” In addition, if the fundamental change also constitutes a “public acquirer fundamental change,” then we may in certain circumstances elect to change the conversion right in the manner described under “—Adjustment to the conversion rate upon the occurrence of certain fundamental changes— Fundamental changes involving an acquisition of us by a public acquirer” in lieu of changing the conversion right in the manner described in this paragraph.
There is no precise, established definition of the phrase “all or substantially all of our property or assets” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

Description of the notes
Adjustments to the conversion rate
Subject to the terms of the indenture, we will adjust the conversion rate for:

•	dividends or distributions payable in shares of our common stock to all holders of our common stock;

•	subdivisions, splits, combinations or certain reclassifications of our common stock;

•	distributions to all or substantially all holders of our common stock of certain rights or warrants (other than, as described below, certain rights distributed pursuant to a stockholder rights plan) entitling them, for a period expiring not more than 60 days immediately following the record date for the distribution, to purchase or subscribe for shares of our common stock, or securities convertible into or exchangeable or exercisable for shares of our common stock, at a price per share, or having a conversion price per share, that is less than the closing sale price per share of our common stock on the trading day immediately preceding the time of announcement of such issuance;

•	dividends or other distributions to all or substantially all holders of our common stock of shares of our capital stock (other than our common stock), evidences of indebtedness or other assets (other than dividends or distributions covered by the bullet points below) or the dividend or distribution to all or substantially all holders of our common stock of certain rights or warrants (other than those covered in the immediately preceding bullet point or, as described below, certain rights or warrants distributed pursuant to a stockholder rights plan) to purchase or subscribe for our securities; however, we will not adjust the conversion rate pursuant to this provision for distributions of certain rights or warrants, if we make certain arrangements for holders of notes to receive those rights and warrants upon conversion of the notes;

•	cash dividends or other cash distributions by us to all or substantially all holders of our common stock, other than distributions described in the immediately following bullet point; and

•	distributions of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, to the extent such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.
Subject to the provisions of the indenture, if we distribute cash in accordance with the fifth bullet point above, then we will generally increase the conversion rate so that it equals the rate determined by multiplying the conversion rate in effect immediately before the close of business on the record date for the cash distribution by a fraction whose numerator is the “current market price” per share of our common stock on the record date and whose denominator is that “current market price” less the per share amount of the distribution. However, we will not adjust the conversion rate pursuant to this provision to the extent that the adjustment would reduce the conversion price by less than $0.01.
“Current market price” per share of our common stock on a date generally means the average of the closing sale prices of our common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the “ex” date with respect to the distribution requiring such computation. We will make adjustments to the current market price in accordance with the indenture to account for the occurrence of certain events during the ten consecutive trading day period.
If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

•	we will not adjust the conversion rate pursuant to the bullet points above until the earliest of these triggering events occurs; and

Description of the notes

•	we will readjust the conversion rate to the extent any of these rights, options or warrants are not exercised before they expire.
The indenture does not require us to adjust the conversion rate for any of the transactions described in the bullet points above if we make provision for holders of notes to participate in the transaction without conversion on a basis and with notice that our board of directors determines in good faith to be fair and appropriate, as provided in the indenture. The indenture also does not require us to make any adjustments to the conversion rate pursuant to the bullet points above for any dividends or distributions solely on our preferred stock.
We will not adjust the conversion rate pursuant to the bullet points above unless the adjustment would result in a change of at least 1% in the then-effective conversion rate. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment.
To the extent permitted by law and the continued listing requirements of the NYSE, we may, from time to time, increase the conversion rate by any amount for a period of at least 20 days or any longer period permitted by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to holders at least 15 days before the day the increase commences. In addition, we may also increase the conversion rate as we determine to be advisable in order to avoid or diminish any income taxes to holders of our common stock resulting from certain distributions.
On conversion, the holders of notes will receive, in addition to shares of our common stock and any cash for fractional shares, the rights under our existing stockholder rights plan and any other stockholder rights plan we may establish, whether or not the rights are separated from our common stock prior to conversion. A distribution of rights pursuant to such a stockholder rights plan will not trigger a conversion rate adjustment pursuant to the third or fourth bullet point in the first paragraph under “—Adjustments to the conversion rate” above so long as we have made proper provision to provide that holders will receive such rights upon conversion in accordance with the terms of the indenture.
Adjustment to the conversion rate on April 30, 2007
If the arithmetic average of the daily volume weighted average price (“VWAP”) per share of our common stock for each of the 20 consecutive trading days ending on April 30, 2007 is less than $16.14, the conversion rate shall be increased as of April 30, 2007 such that the conversion price would represent the greater of (1) 110% of such arithmetic average and (2) $10.00. However, if 110% of the closing sale price on April 30, 2007 is greater than both 110% of such arithmetic average and $10.00, the conversion rate will not be adjusted as of April 30, 2007 and instead may be adjusted as of September 30, 2007 as follows: if the arithmetic average of the daily VWAP per share of our common stock for each of the 20 consecutive trading days ending immediately prior to September 30, 2007 is less than $16.14, the conversion rate shall be increased as of September 30, 2007 such that the conversion price would represent the greater of (1) 110% of such arithmetic average for the 20 consecutive trading days ending immediately prior to September 30, 2007 and (2) $10.00. The $16.14 and $10.00 are prior to any adjustment and shall be adjusted in accordance with adjustments to the conversion rate described under “—Adjustments to the conversion rate” but they shall not be adjusted as a result of adjustments to the conversion rate described under “—Adjustment to the conversion rate upon 90% beneficial ownership by Mr. Redstone or his related parties” or “—Adjustment to the conversion rate upon certain fundamental changes.” The conversion rate pursuant to this paragraph shall be determined without giving effect to any increase in the conversion rate pursuant to the next to last paragraph under “Adjustment to the conversion rate.” VWAP refers to such price as reported by the BLOOMBERG PROFESSIONAL Service provided by BLOOMBERG L.P. or, if such service is no

Description of the notes
longer providing such information, such other comparable service as we shall specify. To the extent that our common stock is listed on the NYSE, the VWAP on the NYSE will be determined based on the Bloomberg function: “TICKER UN EQUITY AQR” or a successor function on such service. If for whatever reason the VWAP is unavailable for a trading day, then the closing sale price of our common stock on that trading day shall be used in lieu of the VWAP. If an adjustment in the conversion rate pursuant to this paragraph results in a conversion price less than $16.14, we expect to recognize non-cash interest expense equal in the aggregate to the product of (1) the number of shares issuable at the new conversion rate reduced by the number of shares issuable at the conversion rate applicable on the date of issuance of the notes, and (2) the per share market value of our common stock on the date of issuance of the notes. The expense would be recognized during the period from the conversion rate adjustment to the first date after the conversion rate adjustment on which the notes may be redeemed at the option of the holders.
Adjustment to the conversion rate upon 90% beneficial ownership by Mr. Redstone or his related parties
If, as of the close of business on the last trading day of any calendar quarter (each such trading day, a “measurement date”), Mr. Redstone or any of his affiliates, family members, estates or heirs, or any trust or investment vehicle for the primary benefit of any such person, including, without limitation, National Amusements Inc. (each of Mr. Redstone and any such affiliate, family member, estate, heir, trust or investment vehicle, a “Redstone party”), or any combination of Redstone parties, is the “beneficial owner” (as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934, referred to in this prospectus as the “Exchange Act”), directly or indirectly, of 90% or more of the “aggregate fair market value” (as defined below) of all of our outstanding capital stock (calculated as set forth below), then we will increase the conversion rate applicable to all notes by 4.4177 shares per $1,000 principal amount of notes. We will adjust the number of shares by which the conversion rate will increase in these circumstances in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “ — Adjustments to the conversion rate.” However, we will not adjust the number of shares by which the conversion rate will increase in these circumstances if there is a change in the conversion rate described under “— Adjustment to the conversion rate on April 30, 2007.”
For purposes of this provision, the “aggregate fair market value” of all of our outstanding capital stock (including without limitation our Series D preferred stock) on any measurement date will equal the sum of the fair market values of all outstanding shares of our capital stock as of such measurement date. The fair market value of a share of capital stock on any measurement date will equal the average of the closing prices per share (as defined below) of such capital stock across all trading days during the calendar quarter in which such measurement date falls. Closing price per share of capital stock, as of any date, shall equal:

•	the closing sale price (or, if no closing sale price is reported, the average of the last reported bid and ask prices or, if more than one in either case, the average of the average last reported bid and the average last reported ask prices) per share of such capital stock on such date as reported on the NYSE or such other US national or regional securities exchange on which such capital stock is traded or, if such capital stock is not listed on a US national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated; or

•	in the absence of any such reporting, the fair market value of a share of such capital stock, as determined reasonably and in good faith by our board of directors, giving due consideration (among other factors that it may, acting reasonably and in good faith, deem relevant to such valuation) to the voting, dividend, liquidation and conversion rights of such capital stock.

Description of the notes
Notwithstanding the foregoing, as of any measurement date, the fair market value of each share of convertible preferred stock that is outstanding as of the date of the indenture shall equal the sum of the fair market values, determined as set forth above as of such measurement date, of the shares of our common stock that are issuable upon conversion of such share of convertible preferred stock.
For purposes of this provision, the following shares of our capital stock will be deemed to be outstanding as of any measurement date:

•	all shares of our capital stock, which includes Series D preferred stock, actually issued and outstanding as of such measurement date (without regard to any contractual or other restrictions on the disposition thereof);

•	all shares of our capital stock then issuable upon conversion of all outstanding notes at the then-applicable conversion rate (without giving effect to any adjustment of the conversion rate under this provision); and

•	all shares of our capital stock issuable upon exercise of outstanding options (1) that are exercisable as of such measurement date, and (2) whose respective exercise prices are, as of such measurement date, lower than the per-share fair market value of such capital stock, calculated using the treasury stock method.
The indenture will require us to determine, as of each measurement date, whether an adjustment to the conversion rate is required under this provision. We will make this determination as promptly as practicable, but in any event no later than 15 days, following the conclusion of each calendar quarter and will certify the results of each such determination to the trustee in the form of an officers’ certificate. In the event that we determine that an adjustment to the conversion rate is required under this provision, we will promptly (but in any event no later than 20 days following the conclusion of such calendar quarter) mail notice of such adjustment to holders, at their addresses appearing in the security register, publicly announce such adjustment through a reputable national newswire service and publish such announcement on our website. Such adjustment (1) shall be retroactively effective as of the related measurement date, so that any holder that submits notes for conversion on or after such measurement date, whether before or after the announcement of such adjustment, shall be entitled to the additional shares issuable pursuant to such adjustment, and (2) shall remain in effect until maturity of the notes.
Notwithstanding the foregoing, if, at any time before an increase in the conversion rate pursuant to the foregoing provisions becomes effective, a transaction occurs that (1) constitutes a “make-whole fundamental change” (as defined below) and with respect to which we do not elect to change the conversion right of the notes pursuant to the provisions described under “—Fundamental changes involving an acquisition of us by a public acquirer,” and (2) results in the satisfaction of the conditions to an increase in the conversion rate pursuant to the foregoing provisions, then such transaction will not result in an increase in the conversion rate under the foregoing provisions, but instead will result in an increase in the conversion rate pursuant to the provisions described under “—Adjustment to the conversion rate upon the occurrence of certain fundamental changes” below.
Adjustment to the conversion rate upon the occurrence of certain fundamental changes
If before October 5, 2010 there occurs:

•	a “fundamental change,” as described under the first, second or third bullet point of the description of “change in control” under “—Holders may require us to repurchase their notes upon a fundamental change,” and any of the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our common stock in the fundamental change consists of any combination of cash or securities (or other property) that are not traded on a US national

Description of the notes

securities exchange or quoted on the Nasdaq National Market (and are not scheduled to be so traded or quoted immediately after the fundamental change); or

•	a “Redstone party going private transaction,” which is defined as a “termination of trading” (as defined in “—Holders may require us to repurchase their notes upon a fundamental change”) resulting from (1) an accumulation of our common stock by a Redstone party or (2) a tender offer by any Redstone party for all of the outstanding shares of our common stock not owned by a Redstone party, then we will increase the conversion rate applicable to notes that are surrendered for conversion at any time and a holder may surrender their notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until and including the date that is 15 days after the actual effective date of such transaction (or if such transaction also results in holders having a right to require us to repurchase their notes, until the trading day immediately prior to the fundamental change repurchase date). We refer to such a fundamental change or a Redstone party going private transaction as a “make-whole fundamental change.” However, if the make-whole fundamental change is a “public acquirer fundamental change,” as described below, then, in lieu of increasing the conversion rate as described above, we may elect to change the conversion right in the manner described under “—Fundamental changes involving an acquisition of us by a public acquirer.”
We will mail to holders, at their addresses appearing in the security register, notice of, and we will publicly announce, through a reputable national newswire service, and publish on our website, the anticipated effective date of any proposed make-whole fundamental change. We must make this mailing, announcement and publication no later than 20 business days prior to the effective date of the make-whole fundamental change. We must also state, in the notice, announcement and publication, whether we have made the election to change the conversion right in lieu of increasing the conversion rate described under “—Change in the conversion right upon certain reclassifications, business combinations and asset sales.”
The increase in the conversion rate
In connection with a make-whole fundamental change, we will increase the conversion rate by reference to the table below, based on the date when the make-whole fundamental change becomes effective, which we refer to as the “effective date,” and the price applicable to such make-whole fundamental change, which we refer to as the “applicable price.” If the consideration for our common stock in the make-whole fundamental change consists solely of cash, then the “applicable price” will be the cash amount paid per share of our common stock (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) in the make-whole fundamental change. Otherwise, the “applicable price” will be the average of the closing sale prices per share of our common stock for the five consecutive trading days immediately preceding the effective date. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time during those five consecutive trading days.
The following table sets forth the number of additional shares per $1,000 principal amount of notes that will be added to the conversion rate applicable to the notes described above. If an event occurs that requires an adjustment to the conversion rate, we will, on the date we must adjust the conversion rate, adjust each applicable price set forth in the first column of the table below by multiplying the applicable price in effect immediately before the adjustment by a fraction:

•	whose numerator is the conversion rate in effect immediately before the adjustment; and

•	whose denominator is the adjusted conversion rate.

Description of the notes
Notwithstanding the foregoing, if a make-whole fundamental change occurs within 90 days following the effective date of an increase to the conversion rate pursuant to the provisions described under “—Adjustment to the conversion rate upon 90% beneficial ownership by Mr. Redstone or his related parties” above, which we refer to in this prospectus as a “Redstone adjustment,” any increase to the conversion rate as a result of the make-whole fundamental change shall, for each $1,000 in principal amount of notes, be limited to the excess, if any, of (1) the number of shares determined in accordance with the table below, as adjusted pursuant to the immediately following sentence, over (2) the increase in conversion rate per each $1,000 in principal amount of notes resulting from the Redstone adjustment, as adjusted pursuant to the next to last sentence of the first paragraph under “—Adjustment to the conversion rate upon 90% beneficial ownership by Mr. Redstone or his related parties.”
We will adjust the number of additional shares in the table below in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “—Adjustments to the conversion rate” but we will not adjust the number of additional shares in the table below in the event of an adjustment described under “—Adjustment to the conversion rate on April 30, 2007” or, except as provided in the preceding paragraph, in the event of an adjustment described under “Adjustment to the conversion rate upon 90% beneficial ownership by Mr. Redstone or his related parties.”
Number of additional shares
(per $1,000 principal amount of notes)
Effective Date

Applicable	September 19,	September 30,	September 30,	September 30,	September 30,	October 5,
price	2005	2006	2007	2008	2009	2010

$16.14	5.63	5.63	5.63	5.63	5.63	3.97
$17.00	5.63	5.63	5.63	5.63	4.19	2.99
$17.75	5.63	5.63	5.58	4.94	3.29	1.99
$18.50	5.38	5.03	4.83	4.08	2.63	1.39
$19.50	4.63	4.25	4.07	3.39	1.74	0.70
$20.50	3.99	3.66	3.44	2.76	1.11	0.00
$21.50	3.47	3.12	2.94	2.37	0.85	0.00
$23.00	2.79	2.52	2.33	1.84	0.49	0.00
$24.50	2.23	2.01	1.88	1.48	0.35	0.00
$26.00	1.80	1.62	1.49	1.19	0.21	0.00
$27.50	1.42	1.29	1.18	0.94	0.13	0.00
$30.00	0.94	0.85	0.79	0.64	0.04	0.00
$32.50	0.59	0.54	0.49	0.42	0.00	0.00
$35.00	0.32	0.31	0.27	0.25	0.00	0.00
$37.50	0.14	0.13	0.12	0.11	0.00	0.00
$40.00	0.00	0.00	0.00	0.00	0.00	0.00
The numbers of additional shares set forth in the table above are based on a closing sale price of $16.14 per share of our common stock on September 13, 2005 and certain pricing assumptions.
The exact applicable price and effective date may not be as set forth in the table above, in which case:

•	if the actual applicable price is between two applicable prices listed in the table above, or the actual effective date is between two dates listed in the table above, we will determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the two applicable prices, or for the two dates based on a 365-day year, as applicable;

Description of the notes

•	if the actual applicable price is greater than $40.00 per share (subject to adjustment), we will not increase the conversion rate; and

•	if the actual applicable price is less than $16.14 per share (subject to adjustment), we will not increase the conversion rate.
Notwithstanding anything in the indenture to the contrary, we may not increase the conversion rate by more than 5.63 shares per $1,000 principal amount of notes pursuant to the events described in this section, but we will adjust such number of shares in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “—Adjustments to the conversion rate.”
Fundamental changes involving an acquisition of us by a public acquirer
If the make-whole fundamental change is a “public acquirer fundamental change,” as described below, then we may elect to change the conversion right in lieu of increasing the conversion rate applicable to notes that are converted in connection with that public acquirer fundamental change. If we make this election, then we will adjust the conversion rate and our related conversion obligation such that, from and after the effective time of the public acquirer fundamental change, the right to convert a note into shares of our common stock will be changed into a right to convert it into shares of “public acquirer common stock,” as described below, at a conversion rate equal to the conversion rate in effect immediately before the effective time multiplied by a fraction:

•	whose numerator is:

•	if the public acquirer fundamental change is a share exchange, consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, the fair market value (as determined in good faith by our board of directors), as of the effective time of the public acquirer fundamental change, of the cash, securities and other property paid or payable per share of our common stock; or

•	in the case of any other public acquirer fundamental change, the average of the closing sale prices per share of our common stock for the five consecutive trading days before, and excluding, the effective date of the public acquirer fundamental change (subject to certain adjustments to be made in good faith by our board of directors); and

•	whose denominator is the average of the closing sale prices per share of the public acquirer common stock for the five consecutive trading days commencing on, and including, the trading day immediately after the effective date of the public acquirer fundamental change (subject to certain adjustments to be made in good faith by our board of directors).
If we elect to change the conversion right as described above, the change in the conversion right will apply to all holders from and after the effective time of the public acquirer fundamental change, and not just those holders, if any, that convert their notes in connection with the public acquirer fundamental change. If the public acquirer fundamental change is also an event that requires us to make another adjustment to the conversion rate as described under “—Adjustments to the conversion rate” above, then we will also give effect to that adjustment. However, if we make the election described above, then we will not change the conversion right in the manner described under “—Change in the conversion right upon certain reclassifications, business combinations and asset sales” above.
A “public acquirer fundamental change” generally means an acquisition of us pursuant to a change of control described in the first, second or third bullet point under the description of “change in control” under “—Holders may require us to repurchase their notes upon a fundamental change,” where the acquirer (or any entity that directly or indirectly controls the acquirer) has a class of common stock

Description of the notes
that is traded on a national securities exchange or quoted on the Nasdaq National Market or that will be so traded or quoted when issued or exchanged in connection with the change in control (referred to as the “public acquirer common stock”) or a Redstone party going private transaction using such common stock of a Redstone party.
We will state, in the notice, public announcement and publication described under “—Adjustment to the conversion rate upon the occurrence of certain fundamental changes” above, whether we have elected to change the conversion right in lieu of increasing the conversion rate. With respect to each public acquirer fundamental change, we can make only one election, and we cannot change that election once we have first mailed any such notice or made any such public announcement or publication. However, if we elect to change the conversion right as described above in connection with a public acquirer fundamental change that is ultimately not consummated, then we will not be obligated to give effect to that particular election.
REDEMPTION OF NOTES AT OUR OPTION
Prior to October 5, 2010, we cannot redeem the notes. We may redeem the notes at our option, in whole or in part, at any time on or after October 5, 2010, on any date not less than 30 nor more than 60 days after the day we mail a redemption notice to each holder of notes to be redeemed at the address of the holder appearing in the security register, at a redemption price, payable in cash, equal to 100% of the principal amount of the notes we redeem plus any accrued and unpaid interest and additional interest to, but excluding, the redemption date. However, if a redemption date is an interest payment date, the semi-annual payment of interest becoming due on that date will be payable to the holder of record at the close of business on the relevant record date, and the redemption price will not include such interest payment. We will make at least ten semi-annual interest payments on the notes before we may redeem the notes at our option.
If the paying agent holds money sufficient to pay the redemption price due on a note on the redemption date in accordance with the terms of the indenture, then, on and after the redemption date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the redemption price upon delivery of the note.
The conversion right with respect to any notes we have called for redemption will expire at the close of business on the business day immediately preceding the redemption date, unless we default in the payment of the redemption price.
If we redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed in integral multiples of $1,000 principal amount by lot, on a pro rata basis or in accordance with any other method the trustee considers fair and appropriate. However, we may redeem the notes only in integral multiples of $1,000 principal amount. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the principal amount of the note that is subject to redemption will be reduced by the principal amount that the holder converted.
We will not redeem any notes at our option if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the redemption price with respect to those notes.
REPURCHASE OF NOTES BY US AT THE OPTION OF THE HOLDER
On each of April 30, 2009, September 30, 2010, September 30, 2015 and September 30, 2020, each referred to in this prospectus as a “repurchase date,” a holder may require us to repurchase all or a portion of the holder’s outstanding notes, at a price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest and additional interest, if any, to,

Description of the notes
but excluding, the repurchase date, subject to certain additional conditions. On each repurchase date, we will repurchase all the notes for which the holder has properly delivered and not withdrawn a written repurchase notice. Holders may submit their written repurchase notice to the paying agent at any time from 9:00 a.m., New York City time, on the date that is 20 business days before the repurchase date until 5:00 p.m., New York City time, on the third business day immediately preceding the repurchase date.
For a discussion of certain tax consequences to a holder upon a repurchase of the notes at the holder’s option or upon a fundamental change, as described below, see “Material US federal income tax consequences— Tax consequences to US holders— Sale, exchange, redemption or repurchase of the notes” and “Material US federal income tax consequences— Tax consequences to non-US holders— Sale, exchange or redemption of notes or shares of common stock.”
We will give notice on a date that is at least 20 business days before each repurchase date to all holders at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things:

•	the amount of the repurchase price;

•	that notes with respect to which the holder has delivered a repurchase notice may be converted only if the holder withdraws the repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes, including the name and address of the paying agent.
To require us to repurchase its notes, the holder must deliver a repurchase notice that states:

•	the certificate numbers of the holder’s notes to be delivered for repurchase, if those notes are certificated;

•	the principal amount of the notes to be repurchased, which must be an integral multiple of $1,000; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the indenture.
A holder that has delivered a repurchase notice may withdraw the repurchase notice by delivering a written notice of withdrawal to the paying agent before 5:00 p.m., New York City time, on the third business day before the repurchase date. The notice of withdrawal must state:

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require us to repurchase its notes;

•	the certificate numbers of the notes being withdrawn, if those notes are certificated;

•	the principal amount being withdrawn, which must be an integral multiple of $1,000; and

•	the principal amount, if any, of the notes that remain subject to the repurchase notice, which must be an integral multiple of $1,000.
If the notes are not in certificated form, the above notices must also comply with appropriate DTC procedures.
To receive payment of the repurchase price for a note for which the holder has delivered and not validly withdrawn a repurchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the note to be paid as soon as practicable but in no event more than three

Description of the notes
business days after the later of the repurchase date and the time of delivery of the note, together with necessary endorsements.
If the paying agent holds on a repurchase date money sufficient to pay the repurchase price due on a note in accordance with the terms of the indenture, then, on and after that repurchase date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the repurchase price upon delivery of the note.
We may not have the financial resources, and we may not be able to arrange for financing, to pay the repurchase price for all notes that holders have elected to have us repurchase. Furthermore, covenants contained in our future indebtedness may limit our ability to pay the repurchase price to repurchase notes. See “Risk factors— Risks Relating to the Notes— We may not have the funds necessary to repurchase the notes on the repurchase dates or upon a fundamental change.” Our failure to repurchase the notes when required would result in an event of default with respect to the notes. An event of default may, in turn, cause a default under our other indebtedness.
In connection with any repurchase offer, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and Regulation 14E under the Exchange Act and all other applicable laws; and

•	file a Schedule TO or any other required schedule under the Exchange or other applicable laws.
HOLDERS MAY REQUIRE US TO REPURCHASE THEIR NOTES UPON A FUNDAMENTAL CHANGE
If a “fundamental change” (as described below) occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder’s notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest and additional interest to, but excluding, the fundamental change repurchase date. We must repurchase the notes on a date of our choosing, which we refer to as the “fundamental change repurchase date.” However, the fundamental change repurchase date must be no later than 30 days after the date we mail a notice of the fundamental change, as described below.
Within 20 days after the occurrence of a fundamental change, we must mail to all holders of notes at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the fundamental change. We must also publicly announce the occurrence of the fundamental change through a reputable national newswire service. The notice must state, among other things:

•	the events causing the fundamental change;

•	the date of the fundamental change;

•	the fundamental change repurchase date;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the names and addresses of the paying agent and the conversion agent;

•	the procedures that holders must follow to exercise their repurchase right;

•	the conversion rate and any adjustments to the conversion rate that will result from the fundamental change; and

Description of the notes

•	that notes with respect to which the holder has delivered a fundamental change repurchase notice may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture.
To exercise the repurchase right, a holder must deliver a written notice to the paying agent no later than 5:00 p.m., New York City time, on the third business day immediately preceding the fundamental change repurchase date. This written notice must state:

•	the certificate numbers of the notes that the holder will deliver for repurchase, if those notes are certificated;

•	the principal amount of the notes to be repurchased, which must be an integral multiple of $1,000; and

•	that the notes are to be repurchased by us pursuant to the fundamental change provisions of the indenture.
A holder may withdraw any fundamental change repurchase notice by delivering to the paying agent a written notice of withdrawal prior to 5:00 p.m., New York City time, on the third business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require us to repurchase its notes;

•	the certificate numbers of the notes being withdrawn, if those notes are certificated;

•	the principal amount of notes being withdrawn, which must be an integral multiple of $1,000; and

•	the principal amount, if any, of the notes that remain subject to the fundamental change repurchase notice, which must be an integral multiple of $1,000.
If the notes are not in certificated form, the above notices must also comply with appropriate DTC procedures.
To receive payment of the fundamental change repurchase price for a note for which the holder has delivered and not validly withdrawn a fundamental change repurchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the fundamental change repurchase notice. We will cause the fundamental change repurchase price for the note to be paid as soon as practicable but in no event more than three business days after the later of the fundamental change repurchase date and the time of delivery of the note, together with necessary endorsements.
If the paying agent holds on the fundamental change repurchase date money sufficient to pay the fundamental change repurchase price due on a note in accordance with the terms of the indenture, then, on and after the fundamental change repurchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the fundamental change repurchase price upon delivery of the note, together with necessary endorsements.
A “fundamental change” generally will be deemed to occur upon the occurrence, on or after the date we first issue the notes, of a “change in control” or a “termination of trading.”
A “change in control” generally will be deemed to occur at such time as:

•	any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than us, any of our subsidiaries, any of our employee benefit plans or a Redstone party, is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the

Description of the notes

Exchange Act), directly or indirectly, of 50% or more of the total voting power of all classes of our capital stock entitled to vote generally in the election of directors, referred to in this prospectus as “voting stock,” or;

•	there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act;

•	we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, unless either:

•	the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such consolidation or merger, “beneficially own,” directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation’s voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to the transaction; or

•	both of the following conditions are satisfied:

•	all of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such consolidation or merger consists of common stock and any associated rights traded on a US national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such consolidation or merger); and

•	as a result of such consolidation or merger, the notes become convertible solely into such common stock, associated rights and cash for fractional shares;

•	the following persons cease for any reason to constitute a majority of our board of directors:

•	individuals who on the first issue date of the notes constituted our board of directors; and

•	any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office either who were directors on such first issue date of the notes or whose election or nomination for election was previously so approved; or

•	we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution.
There is no precise, established definition of the phrase “all or substantially all of our property or assets” under applicable law. Accordingly, there may be uncertainty as to whether a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets would permit a holder to exercise its right to have us repurchase its notes in accordance with the fundamental change provisions described above.
A “termination of trading” is deemed to occur if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a US national securities exchange nor quoted on the Nasdaq National Market.
We may not have the financial resources, and we may not be able to arrange for financing, to pay the fundamental change repurchase price for all notes holders have elected to have us repurchase. Furthermore, covenants contained in our existing or future indebtedness may limit our ability to pay the fundamental change repurchase price to repurchase notes. See “Risk factors— Risks Relating to the Notes— We may not have the ability to raise the funds necessary to repurchase the notes on the

Description of the notes
repurchase dates or upon a fundamental change.” Our failure to repurchase the notes when required would result in an event of default with respect to the notes. An event of default may, in turn, cause a default under our other indebtedness.
We may in the future enter into transactions, including recapitalizations, that would not constitute a fundamental change but that would increase our debt or otherwise adversely affect holders. The indenture for the notes does not restrict our or our subsidiaries’ ability to incur indebtedness, including senior or secured indebtedness. Our incurrence of additional indebtedness could adversely affect our ability to service our indebtedness, including the notes.
In addition, the fundamental change repurchase feature of the notes would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the notes. Furthermore, the fundamental change repurchase feature of the notes may in certain circumstances deter or discourage a third-party from acquiring us, even if the acquisition may be beneficial to the holders of the notes.
In connection with any fundamental change offer, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

•	file a Schedule TO or any other required schedule under the Exchange Act or other applicable laws.
RANKING
The notes are our unsecured senior obligations and rank equally with all of our other existing and future unsecured senior indebtedness. However, the notes are effectively subordinated to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness. The notes are also effectively subordinated to all liabilities, including trade payables and lease obligations, if any, of our subsidiaries. Any right by us to receive the assets of any of our subsidiaries upon its liquidation or reorganization, and the consequent right of the holders of the notes to participate in these assets, will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary that is senior to that held by us.
The notes are exclusively our obligations. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available for payment on the notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions, may depend on the earnings or financial condition of those subsidiaries and are subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.
The indenture does not limit the amount of additional indebtedness, including senior or secured indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee. We have a $30.0 million credit facility, under which we had borrowings of $11.1 million as of September 30, 2005. This credit facility is secured by a first-priority security interest on substantially all of our assets. In addition, as of September 30, 2005, we had $2.3 million in outstanding capital lease obligations. Our subsidiaries had total liabilities, excluding intercompany liabilities, of $46.9 million as of September 30, 2005.

Description of the notes
CONSOLIDATION, MERGER AND SALE OF ASSETS
The indenture prohibits us from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our property or assets to, another person, whether in a single transaction or series of related transactions, unless, among other things:

•	either:

•	the transaction or series of related transactions is a merger or consolidation where we are the surviving corporation; or

•	the surviving, resulting or transferee person:

•	is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia; and

•	assumes all of our obligations under the notes and the indenture; and

•	no default or event of default exists immediately after giving effect to the transaction or series of related transactions.
When the successor assumes all of our obligations under the indenture, except in the case of a lease, our obligations under the indenture will terminate.
Some of the transactions described above could constitute a fundamental change that permits holders to require us to repurchase their notes as described under “—Holders may require us to repurchase their notes upon a fundamental change.”
There is no precise, established definition of the phrase “all or substantially all of our property or assets” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.
EVENTS OF DEFAULT
The following are events of default under the indenture for the notes:

•	a default in the payment of the principal of or premium, if any, on any note when due, whether at maturity, upon redemption, on the repurchase date with respect to a repurchase at the option of the holder, on a fundamental change repurchase date with respect to a fundamental change or otherwise;

•	a default in the payment of an installment of interest or additional interest, if any, on any note when due, if the failure continues for 30 days after the date when due;

•	our failure to satisfy our conversion obligations upon the exercise of a holder’s conversion right;

•	our failure to timely provide notice as described under “—Repurchase of notes by us at the option of the holder” or “—Holders may require us to repurchase their notes upon a fundamental change”;

•	our failure to comply with any other term, covenant or agreement contained in the notes or the indenture, including without limitation our agreement contained in the indenture to provide to the trustee within the periods specified in the indenture, the periodic reports we file with the Commission under the Exchange Act, if any such failure is not cured within 30 days after notice to us by the trustee, or to the trustee and us by holders of at least 25% in aggregate principal amount of the notes then outstanding, in accordance with the indenture;

Description of the notes

•	a default by us or any of our subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $10.0 million or more, or acceleration of our or our subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, within 60 days after notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding, in accordance with the indenture; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Exchange Act) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary.”
If an event of default, other than an event of default referred to in the last bullet point above with respect to us (but including an event of default referred to in that bullet point solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), has occurred and is continuing, either the trustee, by notice to us, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice to us and the trustee, may declare the principal of, and any accrued and unpaid interest, including additional interest, if any, all notes to be immediately due and payable. In the case of an event of default referred to in the last bullet point above with respect to us (and not solely with respect to a significant subsidiary, or group of subsidiaries that in the aggregate would constitute a significant subsidiary, of ours), the principal of, and accrued and unpaid interest, including additional interest, if any, all notes will automatically become immediately due and payable.
After any such acceleration, the holders of a majority in aggregate principal amount of the notes, by written notice to the trustee, may rescind or annul such acceleration in certain circumstances, if:

•	the rescission would not conflict with any governmental or court order or decree;

•	all events of default, other than the non-payment of accelerated principal, premium, if any, or interest, have been cured or waived; and

•	certain amounts due to the trustee are paid.
Subject to the trustee’s duties in the case of an event of default, the indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand. Subject to the indenture, applicable law and the trustee’s rights to indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.
No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the notes then outstanding make a written request to the trustee to pursue the remedy;

•	the holder or holders offer and, if requested, provide the trustee indemnity reasonably satisfactory to the trustee against any loss, liability or expense; and

Description of the notes

•	the trustee fails to comply with the request within 60 days after the trustee receives the notice, request and offer of indemnity and does not receive, during those 60 days, from holders of a majority in aggregate principal amount of the notes then outstanding, a direction that is inconsistent with the request.
However, the above limitations do not apply to a suit by a holder to enforce:

•	the payment of any amounts due on the notes after the applicable due date; or

•	the right to convert notes into shares of our common stock in accordance with the indenture.
Except as provided in the indenture, the holders of a majority of the aggregate principal amount of outstanding notes may, by notice to the trustee, waive any past default or event of default and its consequences, other than a default or event of default:

•	in the payment of principal of, or interest or additional interest, if any, on, any note or in the payment of the redemption price, repurchase price or fundamental change repurchase price;

•	arising from our failure to convert any note into shares of our common stock in accordance with the indenture; or

•	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.
We will promptly notify the trustee upon our becoming aware of the occurrence of any default or event of default. In addition, the indenture requires us to furnish to the trustee, on an annual basis, a statement by one of our senior officers stating whether the officer has actual knowledge of any default or event of default by us in performing any of our obligations under the indenture or the notes and describing any such known default or event of default. If a default or event of default has occurred and the trustee has received notice of the default or event of default in accordance with the indenture, the trustee must mail to each holder a notice of the default or event of default within 30 days after the trustee has received the notice. However, the trustee need not mail the notice if the default or event of default:

•	has been cured or waived; or

•	is not in the payment of any amounts due with respect to any note and the trustee in good faith determines that withholding the notice is in the best interests of holders.
MODIFICATION AND WAIVER
We may amend or supplement the indenture or the notes with the consent of the trustee and holders of at least a majority in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance with any provision of the indenture or notes. However, without the consent of the holders of each outstanding note affected, no amendment, supplement or waiver may:

•	change the stated maturity of the principal of, or the payment date of any installment of interest on any note;

•	reduce the principal amount of or interest or additional interest on any note;

•	change the place or currency of payment of principal of, or interest or additional interest, if any, on any note;

•	impair the right to institute a suit for the enforcement of any payment on, or with respect to, any note;

Description of the notes

•	modify, in a manner adverse to the holders of the notes, the provisions of the indenture relating to the right of the holders to require us to repurchase notes at their option or upon a fundamental change;

•	modify the ranking provisions of the indenture in a manner adverse to the holders of notes;

•	adversely affect the right of the holders of the notes to convert their notes in accordance with the indenture;

•	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a modification or amendment of the indenture or the notes;

•	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a waiver of compliance with any provision of the indenture or the notes or a waiver of any default or event of default; or

•	modify the provisions of the indenture with respect to modification and waiver (including waiver of a default or event of default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder.
We may, with the trustee’s consent, amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes to:

•	evidence the assumption of our obligations under the indenture and the notes by a successor upon our consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets in accordance with the indenture;

•	give effect to the election, if any, by us referred to under “—Conversion rights— Adjustment to the conversion rate upon the occurrence of certain fundamental changes— Fundamental changes involving an acquisition of us by a public acquirer”;

•	make adjustments in accordance with the indenture to the right to convert the notes upon certain reclassifications or changes in our common stock and certain consolidations, mergers and binding share exchanges and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets;

•	make any changes or modifications to the indenture necessary in connection with the registration of the public offer and sale of the notes under the Securities Act of 1933, referred to in this prospectus as the “Securities Act,” pursuant to the registration rights agreement or the qualification of the indenture under the Trust Indenture Act of 1939;

•	secure our obligations in respect of the notes;

•	add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	make provision with respect to adjustments to the conversion rate as required by the indenture or to increase the conversion rate in accordance with the indenture;

•	add any additional events of default with respect to the notes; or

•	provide for a successor trustee with respect to the notes in accordance with the indenture.
In addition, we and the trustee may enter into a supplemental indenture without the consent of holders of the notes in order to cure any ambiguity, defect, omission or inconsistency in the indenture in a manner that does not individually or in the aggregate adversely affect the rights of any holder in any material respect.

Description of the notes
Except as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes, by notice to the trustee, generally may:

•	waive compliance by us with any provision of the indenture or the notes, as detailed in the indenture; and

•	waive any past default or event of default and its consequences, except a default or event of default:

•	in the payment of principal of, or interest or additional interest, if any, on any note or in the payment of the redemption price, repurchase price or fundamental change repurchase price;

•	arising from our failure to convert any note in accordance with the indenture; or

•	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.
DISCHARGE
We may generally satisfy and discharge our obligations under the indenture by:

•	delivering all outstanding notes to the trustee for cancellation; or

•	depositing with the trustee or the paying agent after the notes have become due and payable, whether at stated maturity or any redemption date, repurchase date or fundamental change repurchase date, cash sufficient to pay all amounts due on all outstanding notes and paying all other sums payable under the indenture.
In addition, in the case of a deposit, there must not exist a default or event of default on the date we make the deposit, and the deposit must not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound.
CALCULATIONS IN RESPECT OF NOTES
We or our agents are responsible for making all calculations called for under the indenture and notes. These calculations include, but are not limited to, the determination of the current market price of our common stock, the number of shares, if any, issuable upon conversion of the notes and amounts of interest and additional interest payable on the notes. We or our agents will make all of these calculations in good faith, and, absent manifest error, these calculations will be final and binding on all holders of notes.
NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES OR STOCKHOLDERS
None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the notes or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a note, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the notes. However, this waiver and release may not be effective to waive liabilities under US federal securities laws, and it is the view of the Commission that such a waiver is against public policy.
REPORTS TO TRUSTEE
We will regularly furnish to the trustee copies of our annual report to stockholders, containing audited financial statements, and any other financial reports that we furnish to our stockholders.

Description of the notes
UNCLAIMED MONEY
If money deposited with the trustee or paying agent for the payment of principal of, or accrued and unpaid interest or additional interest, if any, on the notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish in a newspaper of general circulation in the City of New York, or mail to each holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.
PURCHASE AND CANCELLATION
The registrar, paying agent, and conversion agent will forward to the trustee any notes surrendered to them for redemption, repurchase, transfer, exchange, payment or conversion, and the trustee will promptly cancel those notes in accordance with its customary procedures. We will not issue new notes to replace notes that we have paid or delivered to the trustee for cancellation or that any holder has converted.
We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. We may, at our option and to the extent permitted by law, reissue, resell or surrender to the trustee for cancellation any notes we purchase in this manner. Notes surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.
REPLACEMENT OF NOTES
We will replace mutilated, lost, destroyed or stolen notes at the holder’s expense upon delivery to the trustee of the mutilated notes or evidence of the loss, destruction or theft of the notes satisfactory to the trustee and us. In the case of a lost, destroyed or stolen note, before we issue a replacement note, we or the trustee may require, at the expense of the holder, indemnity reasonably satisfactory to us and the trustee.
TRUSTEE AND TRANSFER AGENT
The trustee for the notes is Wells Fargo Bank, N.A., and we have appointed the trustee as the paying agent, registrar, conversion agent and custodian with regard to the notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act of 1939, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate the conflict or resign. Wells Fargo Bank, N.A. and its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.
The holders of a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand.

Description of the notes
The transfer agent for our common stock is The Bank of New York.
LISTING AND TRADING
The notes are not listed on any securities exchange. Although the notes issued in the initial private placement are eligible for trading in The PORTAL Market, the notes sold using this prospectus will no longer be eligible for trading in The PORTAL Market. Our common stock is listed on the NYSE under the ticker symbol “MWY.”
FORM, DENOMINATION AND REGISTRATION OF NOTES
General
The notes were issued in registered form, without interest coupons, in denominations of integral multiples of $1,000 principal amount, in the form of global securities, as further provided below. See “—Global securities” below for more information. The trustee need not:

•	register the transfer of or exchange any note for a period of 15 days before selecting notes to be redeemed;

•	register the transfer of or exchange any note during the period beginning at the opening of business 15 days before the mailing of a notice of redemption of notes selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any note that has been selected for redemption or for which the holder has delivered, and not validly withdrawn, a repurchase notice or fundamental change repurchase notice, except, in the case of a partial redemption, or repurchase, that portion of the notes not being redeemed or repurchased.
See “—Global securities” and “—Certificated securities” for a description of additional transfer restrictions that apply to the notes.
We will not impose a service charge in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.
Global securities
The notes are evidenced by one or more global securities deposited with the trustee as custodian for DTC and registered in the name of DTC or a nominee of DTC.
Except in the limited circumstances described below and in “—Certificated securities”, holders of notes will not be entitled to receive notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. The notes have been accepted by DTC in its book-entry settlement system. The custodian and DTC will electronically record the principal amount of notes represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture, the notes and the registration rights agreement. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants. Each holder owning a beneficial interest in a global security must rely on DTC’s procedures, and, if that beneficial owner is not a direct or indirect DTC participant, on the procedures

Description of the notes
of the participant through which the beneficial owner owns its interest, to exercise any right of a holder of notes under the indenture or the global security. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global security.
Payments of principal and interest under each global security will be made to DTC or its nominee as the registered owner of such global security. We expect that DTC or its nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.
DTC has further advised us that it will take any action permitted to be taken by a holder of a note only at the direction of one or more DTC participants to whose account the DTC interest in the related global security is credited and only in respect of such portion of the aggregate principal amount of the global security as to which such participant or participants have given such direction.
Certificated securities
The trustee will exchange each beneficial interest in a global security for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or ceases to be a clearing agency registered under the Exchange Act and, in either case, we do not appoint a successor depositary within 90 days of such notice or cessation; or

•	an event of default has occurred and is continuing and the trustee has received a request from a holder to issue certificated securities.
Same-day settlement and payment
We will make payments in respect of notes that are represented by global securities by wire transfer of immediately available funds to DTC or its nominee as the registered owner of the global securities. We

Description of the notes
will make payments in respect of notes that are issued in certificated form by wire transfer of immediately available funds to the accounts specified by each holder of more than $5.0 million aggregate principal amount of notes. However, if the holder of the certificated note does not specify an account, or holds $5.0 million or less in aggregate principal amount, we will mail a check to that holder’s registered address.
We expect the notes will trade in DTC’s Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the notes to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.
Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.
We have obtained the information we describe above concerning DTC and its book-entry system from sources that we believe to be reliable, but neither we nor the selling securityholders take any responsibility for the accuracy of this information.
Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. Neither we, the selling securityholders nor the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.
GOVERNING LAW
The indenture and the notes are governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF OTHER INDEBTEDNESS
Credit facility
In March 2004, we entered into a credit facility of up to $30,000,000 with Wells Fargo Foothill, Inc. Under our credit facility, we have a $15,000,000 term loan and a revolving line of credit of up to $15,000,000. As of September 30, 2005, we had an outstanding balance under our credit facility of approximately $11.1 million. Availability under the revolving line of credit is limited by a borrowing base, which is a function of eligible accounts receivable and collections as defined under our credit facility and outstanding letters of credit. The term loan bears interest at our election at either the agent’s base rate (6.75% as of September 30, 2005) or LIBOR (4.07% at September 30, 2005), in each case, plus an applicable margin that varies monthly based on our cash and borrowing availability under the credit facility. Advances under the revolving line of credit bear interest at our election at either the agent’s base rate or LIBOR, in each case, plus an applicable margin that varies annually based on our EBITDA. In no event can the interest rates applicable to the term loan or revolving line of credit advances be less than 4%. In addition, our credit facility allows for the issuance of up to $5,000,000 in aggregate letters of credit. The undrawn amount of letters of credit outstanding reduce availability under the revolving line of credit. A fee in the amount of 0.5% per annum multiplied by the unused portion of the revolving line of credit is due and payable on a monthly basis. Proceeds received from our credit facility are used for working capital, capital expenditures and our general corporate needs. All obligations under our credit facility are currently secured by substantially all of the assets of Midway and its US subsidiaries and guaranteed by each of Midway and its US subsidiaries.
The maturity date of our credit facility is March 3, 2009. The term loan is to be repaid in equal monthly installments starting in August 2004 and ending on the maturity date. The term loan can be prepaid at any time without premium or penalty. Mandatory prepayment of borrowings are required in the event of specified events. Outstanding advances under the revolving line of credit are payable on the maturity date. If our credit facility is terminated prior to the maturity date, the lenders are entitled to receive prepayment penalties not to exceed $450,000.
Our credit facility contains a number of operating and financial restrictions, including restrictions on our ability to: (1) merge with other businesses, consolidate or reorganize, (2) make payments, including dividends or other distributions, on our capital stock except in shares of our common stock, (3) incur additional indebtedness, (4) sell, lease, license or dispose of any of our assets outside the ordinary course of business, (5) make loans or investments, (6) make acquisitions, (7) cause or permit a change of control, (8) repurchase or redeem any shares of our capital stock, (9) issue or sell securities of our subsidiaries, (10) make capital expenditures and (11) engage in specified transactions with affiliates. Our credit facility also prohibits our subsidiaries from paying us dividends or otherwise distributing funds to us to pay principal on the notes during the term of the facility, which expires on March 3, 2009. Further, our credit facility requires us to maintain minimum levels of cash and borrowing availability under the revolving line of credit and to deliver periodic financial projections acceptable to the lender.
Our credit facility contains customary events of default, including nonpayment, failure to comply with the terms of our credit facility and bankruptcy or insolvency events. In addition, an event of default will occur if we default on certain licenses with respect to video games.

MATERIAL US FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of certain material US federal income tax consequences of the purchase, ownership and disposition of the notes and of the common stock into which the notes may be converted. It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular investor’s decision to invest in the notes, and does not address certain tax rules that are generally assumed to be understood by investors. This summary is based on the US Internal Revenue Code of 1986, as amended, referred to in this prospectus as the “Code,” existing and proposed Treasury Regulations, administrative rulings and judicial decisions, all as in effect on the date of this prospectus and all subject to change or differing interpretations, possibly with retroactive effect. This summary is limited to holders that will hold the notes and the common stock into which the notes may be converted as capital assets within the meaning of Section 1221 of the Code.
This summary does not address the tax consequences to holders that are subject to special rules, such as financial institutions, banks, thrift institutions, real estate investment trusts, personal holding companies, regulated investment companies, insurance companies, tax-exempt entities, partnerships and other pass-through entities, brokers and dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons that hold the notes in a “straddle” or as part of a “hedging,” “conversion” or constructive sale transaction, US holders (as defined below) whose functional currency is not the US dollar, and persons who have ceased to be citizens or residents of the United States. Further we do not address:

•	the US federal income tax consequences to stockholders in, or partners or beneficiaries of, an entity that is a holder of the notes or our common stock;

•	the US federal estate and gift or alternative minimum tax consequences of the purchase, ownership or sale of the notes or our common stock; or

•	any state, local or foreign tax consequences of the purchase, ownership and sale of the notes or our common stock.
For purposes of this summary, you are a “US holder” if you are a beneficial owner of a note or share of our common stock and you are:

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or of any state thereof (including the District of Columbia);

•	an estate, the income of which is subject to US federal income tax regardless of its source; or

•	a trust if a US court can exercise primary supervision over the trust’s administration and one or more US persons are authorized to control all substantial decisions of the trust (or certain other trusts that have elected to continue to be treated as US trusts).
A non-US holder is a beneficial owner of a note or share of our common stock (other than a partnership) that is not a US holder. If a partnership or other entity treated as a partnership for US federal income tax purposes holds notes or shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the partner’s status and the activities of the partnership. If you are a partnership holding notes or shares of our common stock (or if you are a partner in such partnership), you are urged to consult your own tax advisors about the US federal income tax consequences of acquiring, owning and disposing of the notes and the shares of our common stock.
This summary is not binding on the Internal Revenue Service, referred to in this prospectus as the “IRS.” We have not sought, and will not seek, any ruling from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. If you are considering purchasing the notes, you are urged to consult your own tax advisor with respect to

Material US federal income tax consequences
the application of the US federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.
TAX CONSEQUENCES TO US HOLDERS
This subsection describes material US federal income tax consequences to a US holder. If you are not a US holder, this subsection does not apply to you and you should refer to “—Tax consequences to non-US holders” below.
Payments of interest
You will generally be required to include interest in income as ordinary income at the time the interest is received or accrued, according to your method of tax accounting.
Market Discount
If you acquire a note, other than at original issue, at a cost less than the note’s stated redemption price at maturity, the amount of such difference is treated as market discount for US federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on the note and any gain realized on disposition of a note as ordinary income to the extent of the accrued market discount not previously included in income. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note as of the time of time of acquisition or, at your election, under a constant yield method. If such an election is made, it will apply only to the note with respect to which it is made and may note be revoked.
If you acquire a note at a market discount, you may also elect to include market discount in income over the remaining term of the note. Once made, this election applies to all market discount obligations acquired by you on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If you acquire a note at a market discount and do not elect to include accrued market discount in income over the remaining term of the note, you may be required to defer the deduction of a portion of the interest on an indebtedness incurred or maintained to purchase or carry the note until maturity or until a taxable disposition of the note.
Upon the conversion of a note into our common stock, any accrued market discount on the note previously included in income will be carried over to the common stock received upon conversion of the note, and any gain recognized upon the disposition of such common stock will be treated as ordinary income to the extent of such accrued market discount.
Amortizable Bond Premium
If you acquire a note, other than at original issuance, at a cost greater than the amount payable at maturity, you generally will be considered to have acquired the note with amortizable bond premium for US federal income tax purposes, except to the extent such excess is attributable to the note’s conversion feature. The amount attributable to the conversion feature of a note may be determined under any reasonable method, including by comparing the note’s purchase price to the market price of a similar note without a conversion feature.
You may elect to amortize bond premium from the acquisition date to the note’s maturity date under a constant yield method. The amount amortized in any taxable year generally is treated as an offset to interest income on the note and not as a separate deduction. If you elect to amortize bond premium, you must reduce your tax basis in the note by the amount of the premium amortized in any year. Once made, this election applies to all debt obligations held or subsequently acquired by you on or

Material US federal income tax consequences
after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If you do not make an election to amortize bond premium, you will be required to include all amounts of interest as income without reduction for such premium, and such premium will either reduce the gain or increase the loss you recognize upon the taxable disposition of the note.
Sale, exchange, redemption or repurchase of the notes
Except as set forth below under “—Conversion of the notes,” you will generally recognize gain or loss upon the sale, exchange, redemption or repurchase of a note equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received and (2) your adjusted tax basis in the note. Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period is more than one year at the time of sale, exchange, redemption or repurchase and will be short-term if your holding period is one year or less. The deductibility of capital losses is subject to limitations.
Conversion of the notes
You generally will not recognize any income, gain or loss upon conversion of the notes into our common stock except to the extent any portion of the common stock is attributable to accrued interest not previously included in income (which will be taxable as ordinary income) and except with respect to cash received in lieu of a fractional share of our common stock (which generally will result in capital gain or loss, measured by the difference between the cash received for the fractional share and your adjusted tax basis in the fractional share). Your tax basis in the common stock received on conversion of a note will be the same as your adjusted tax basis in the note at the time of conversion (reduced by any basis allocable to a fractional share) except that your tax basis in any common stock received with respect to accrued interest on a note not previously included in income will equal the then current fair market value of the common stock so received. Your holding period for the common stock received on conversion should generally include your holding period for the note converted, except that the holding period for any common stock received with respect to accrued interest on a note not previously included in income will commence on the day immediately following the date of conversion.
Constructive distributions
The conversion price of the notes will be adjusted in certain circumstances, including the case where the average of the daily volume weighted average price of our common stock is less than $16.14 for a period ending on April 30, 2007 or, in certain circumstances, September 30, 2007, and the case of a Redstone party becoming a beneficial owner of 90% or more of our stock, as described above in “Description of the notes.” Under Section 305(c) of the Code, a change in the conversion price that allows you to receive more shares of common stock on conversion (or in some circumstances a failure to make a change in the conversion rate) may have the effect of increasing your proportionate interest in our earnings and profits or assets, in which case, you would be treated as though you received a distribution in the form of our stock. The deemed stock distribution may, in certain circumstances, be taxable to you as a dividend or as a gain, even though you do not receive any cash, stock or other property and even if you do not convert your notes into shares of common stock. Any such taxable deemed dividends would not be eligible for a dividends-received deduction or the preferential tax rates applicable to dividends discussed below. A deemed distribution would arise, for example, if the conversion price were adjusted to compensate you for certain distributions of cash or property to our stockholders. However, a change in conversion price that simply prevents the dilution of your interests upon a stock split or other change in capital structure, if made under a bona fide, reasonable adjustment formula, would not be treated as a taxable deemed dividend. Any taxable deemed distribution will be taxable as a distribution to the extent of our current or

Material US federal income tax consequences
accumulated earnings and profits, with any excess treated as a tax-free return of capital or as capital gains. You are urged to consult your own tax advisor with respect to the tax consequences of any adjustment (or failure to make any adjustment) to the conversion ratio and any resulting deemed distribution.
Taxation of distributions on our common stock
After you convert a note into our common stock, any distributions you receive in respect of our common stock will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for US federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our common stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a corporate US holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate US holder will qualify for taxation at a reduced 15% rate if the holder meets certain holding period and other applicable requirements.
Sale, exchange or other disposition of our common stock
Upon a sale, exchange or other disposition of shares of our common stock, you will generally recognize capital gain or loss in an amount equal to the difference between (1) the cash proceeds and the fair market value of any property received on the sale, exchange or other disposition and (2) your adjusted tax basis in the shares of our common stock. The gain or loss will be long-term capital gain or loss if your holding period for the common stock is more than one year at the time of sale, exchange or other disposition and will be short-term if your holding period is one year or less. A reduced tax rate may apply to non-corporate US holders with long-term capital gains. The deductibility of capital losses is subject to limitations.
TAX CONSEQUENCES TO NON-US HOLDERS
This subsection describes material US federal income tax consequences to a non-US holder. If you are not a non-US holder, this subsection does not apply to you and you should refer to “—Tax consequences to US holders” above.
Special rules may apply to certain non-US holders such as “controlled foreign corporations,” “passive foreign investment companies,” or, in certain circumstances, individuals who are US expatriates. If you are a non-US holder that falls within any of the foregoing categories, you should consult your own tax advisors to determine the US federal, state, local and foreign tax consequences that may be relevant to you. Further, this summary does not address all of the special rules that may be applicable to foreign partnerships or partnerships with foreign partners. If you are a partnership holding notes or shares of our common stock, you are urged to consult your own tax advisor concerning the tax, withholding and reporting rules that may apply to you.
Payments with respect to the notes
Subject to the discussion below under “—Constructive dividends,” if you are a non-US holder, all payments of principal or interest (including additional interest, if any) made to you on the notes, and any gain realized on a sale, exchange, conversion, redemption or repurchase of the notes, will be exempt from the 30% US federal withholding tax, provided that:

•	you do not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

Material US federal income tax consequences

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code;

•	(1) you provide your name and address, and certify, under penalties of perjury, that you are not a US person (which certification may be made on an IRS Form W-8BEN (or successor form)) or (2) you hold your notes through certain qualified foreign intermediaries and you satisfy the certification requirements of applicable Treasury Regulations; and

•	in the case of a sale, exchange, conversion, redemption or repurchase of the notes:

•	if you are an individual non-US holder, you are present in the United States for less than 183 days in the taxable year of disposition; and

•	your holding of the notes is not effectively connected with the conduct of a trade or business in the United States.
If you cannot satisfy the requirements described above with respect to interest payments, payments of interest will be subject to the 30% US federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.
If you are engaged in a trade or business in the United States and interest on a note or gain realized from the sale, exchange, conversion, repurchase or redemption of the note is effectively connected with the conduct of that trade or business, you will be subject to US federal income tax (but not the 30% withholding tax if you provide a Form W-8ECI as described above) on that interest or gain on a net income basis in the same manner as if you were a US person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a “branch profits tax” equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest or gain will be included in the earnings and profits of a foreign corporation. An individual non-US holder who is in the United States for more than 183 days in the taxable year that the note is sold, exchanged, redeemed or repurchased and meets certain other conditions, will be subject to a flat 30% US federal income tax on the gain derived, which may be offset by US-source capital losses, even though the holder is not considered a resident of the United States.
Payments on common stock
Any dividends paid to a non-US holder with respect to the shares of our common stock will be subject to withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. Dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a US permanent establishment, however, are not subject to the withholding tax, but instead are subject to US federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-US holder of shares of our common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a

Material US federal income tax consequences
reduced rate of US withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.
Constructive dividends
Under certain circumstances, a non-US holder may be deemed to have received a constructive dividend resulting from certain adjustments, or failure to make adjustments, to the number of shares of our common stock to be issued upon conversion. Any constructive dividend deemed paid to a non-US holder will be subject to withholding at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-US holder who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. It is possible that US federal tax on the constructive dividend would be withheld from interest paid to the non-US holder of the notes. A non-US holder who is subject to withholding tax under such circumstances is urged to consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.
Sale, exchange or redemption of notes or shares of common stock
Any gain realized upon the sale, exchange, redemption or other disposition of notes or a share of our common stock generally will not be subject to US federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the United States or, where a tax treaty applies, is attributable to a US permanent establishment; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.
An individual non-US holder described in the first bullet point above will be subject to US federal income tax on the net gain derived from the sale. An individual non-US holder described in the second bullet point above will be subject to a flat 30% US federal income tax on the gain derived from the sale, which may be offset by US-source capital losses, even though the holder is not considered a resident of the United States. A non-US holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated US federal income tax rates and, in addition, may be subject to a “branch profits tax” at a 30% rate or a lower rate if so specified by an applicable income tax treaty.
BACKUP WITHHOLDING AND INFORMATION REPORTING
If you are a US holder of notes or shares of our common stock, information reporting requirements generally will apply to all payments we make to you and the proceeds from a sale of a note or share of our common stock made to you, unless you are an exempt recipient such as a corporation. If you fail to supply your correct taxpayer identification number, under-report your tax liability or otherwise fail to comply with applicable US information reporting or certification requirements, the IRS may require us to backup withhold US federal income tax at the rate set by Section 3406 of the Code (currently 28%) from those payments.
In general, if you are a non-US holder, you will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a US person and you have given us the certification described under “—Tax consequences to non-US holders— Payments with respect to the notes.” In addition, if you are a non-US holder, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note or share of our common stock within the United States or conducted through certain US-related financial intermediaries, if the payor receives the certification described above under “—Tax consequences to non-US holders— Payments with respect to

Selling securityholders
the notes” and does not have actual knowledge or reason to know that you are a US person, as defined under the Code, or you otherwise establish an exemption.
Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your US federal income tax liability provided the required information is furnished to the IRS.
SELLING SECURITYHOLDERS
The notes were originally issued by us and sold to Banc of America Securities LLC and UBS Securities LLC, to whom we refer to in this prospectus as the “initial purchasers,” in a transaction exempt from the registration requirements of the federal securities laws. The initial purchasers resold the notes to persons reasonably believed by them to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. The selling securityholders, which term includes their transferees, pledges, donees or successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of common stock issuable upon conversion of the notes. Set forth below are the names of each selling securityholder, the principal amount of the notes that may be offered by such selling securityholder pursuant to this prospectus and the number of shares of common stock into which the notes are convertible, each to the extent known to us as of the date of this prospectus. Unless set forth below, none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.
Any or all of the notes or common stock listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amount of notes or common stock that will be held by the selling securityholders upon consummation of any particular sale. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which the information regarding their notes was provided in transactions exempt from the registration requirements of the Securities Act.

	Aggregate principal		Common stock	Common stock
	amount of notes	Percentage of notes	owned prior to	registered
Name	that may be sold	outstanding	conversion	hereby(1)

AG Offshore Convertibles, Ltd.	$5,000,000	6.7%	—	550,239
Amaranth LLC	7,500,000	10.0	—	825,358
Aristeia International Limited	8,400,000	11.2	—	924,401
Aristeia Trading LLC	1,600,000	2.1	—	176,076
Citadel Equity Fund Ltd.	24,000,000	32.0	—	2,641,145
D.E. Shaw Investment Group, L.L.C	1,300,000	1.7	—	143,062
D.E. Shaw Valence Portfolios, L.L.C	11,200,000	14.9	—	1,232,534
Polygon Global Opportunities Master Fund	12,500,000	16.7	—	1,375,596
UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage Master Limited	2,650,000	3.5	—	291,626
UBS O’Connor LLC f/b/o O’Connor Global Convertible Bond Master Limited	500,000	*	—	55,024

Selling securityholders

	Aggregate principal		Common stock	Common stock
	amount of notes	Percentage of notes	owned prior to	registered
Name	that may be sold	outstanding	conversion	hereby(1)

UBS O’Connor LLC f/b/o O’Connor Pipes Corporate Strategies Master Limited	350,000	*	—	38,517

*	Less than 1%

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 110.0477 shares of common stock per $1,000 principal amount of the notes. This conversion rate is the maximum adjusted rate at which the notes may convert as described under “Description of the notes—Conversion rights.” As a result, the actual amount of common stock issuable upon conversion of the notes may be less than the amounts indicated.
The preceding table has been prepared based upon information furnished to us by the selling securityholders named in the table. From time to time, additional information concerning ownership of the notes and common stock may be known by certain holders thereof not named in the preceding table, with whom we believe we have no affiliation. Information about the selling securityholders may change over time. Any changed information will be set forth in supplements or amendments to this prospectus.

PLAN OF DISTRIBUTION
The notes and the common stock are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the notes and the common stock covered by this prospectus. We expect that our expenses for this offering, including primarily filing fees and legal expenses, will be approximately $128,000.
We will not receive any of the proceeds from the offering of the notes or the common stock by the selling securityholders. We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the notes and common stock beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the selling securityholders may from time to time offer the notes or the common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling securityholders and the purchasers of the notes and the common stock for whom they may act as agent. The aggregate proceeds to the selling securityholders from the sale of the notes or common stock offering will be the purchase price of such notes or common stock less discounts and commissions, if any.
The notes and the common stock may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the holders of such securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection therewith.
These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
In connection with sales of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that in turn may sell the notes and the underlying common stock.
To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. It is possible that selling securityholders may decide not to sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, the selling securityholders may transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.
Our outstanding common stock is listed for trading on the NYSE.
The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the common stock may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any commission received by such broker-dealers, agents or underwriters and any profit on the resale of the notes of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, in connection with any resales of the notes, selling securityholders must deliver a prospectus meeting the requirements of the Securities Act. Selling

Plan of distribution
securityholders may fulfill their prospectus delivery requirements with respect to the notes with this prospectus.
The notes were issued and sold on September 19, 2005 in a transaction exempt from the registration requirements of the federal securities laws to the initial purchasers. We have agreed to indemnify each initial purchaser, the directors, officers, partners, employees, representatives and agents of each initial purchaser and each selling securityholder including each person, if any, who controls any of them within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each selling securityholder has agreed severally and not jointly, to indemnify us, our directors and officers and each person, if any, who controls us within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act against certain liabilities arising under the Securities Act.
The selling securityholders and any other persons participating in the distribution will be subject to certain provisions under the federal securities laws, including Regulation M, which may limit the timing of purchases and sales of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.
We have agreed to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until September 19, 2007, or the earlier of (1) the sale pursuant to the registration statement of all the securities registered thereunder and (2) the expiration of the holding period applicable to such securities held by persons that are not our affiliates under Rule 144(k) under the Securities Act or any successor provision, subject to certain permitted exceptions in which case we may prohibit offers and sales of notes and common stock pursuant to the registration statement to which this prospectus relates.

LEGAL MATTERS
The validity of the notes and the shares of common stock issuable upon conversion of the notes will be passed upon for us by Jones Day, Chicago, Illinois.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2004, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004, as set forth in their reports, which are incorporated by reference in this prospectus. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file periodic reports, proxy statements and other information with the Commission in accordance with the requirements of the Exchange Act. We make our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and any amendments to such reports available free of charge through our corporate website at www.midway.com as soon as reasonably practicable after we file any such report with the Commission. Our filings with the Commission also are available to the public over the Internet at the Commission’s website at http://www.sec.gov. You may also read and copy any document we file with the Commission at the Commission’s Public Reference Room at Room 1580, 100 F. Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also read copies of reports, proxy statements and other documents at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, we will furnish to the holders of notes within 15 days after we are or would have been required to file such with the Commission:

•	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and, with respect to the annual information only, a report thereon by our certified independent accountants; and

•	all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports.
In addition, whether or not required by the rules and regulations of the Commission, we will (1) file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) on or prior to the respective dates by which we would be required to file such documents if we were so subject and (2) make such information available to securities analysts and prospective investors upon request.
Any such request should be directed to Investor Relations, Midway Games Inc., 2704 West Roscoe Street, Chicago, Illinois 60618.

INCORPORATION BY REFERENCE
We “incorporate by reference” in this prospectus information we file with the Commission, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information we later file with the Commission prior to the consummation of the offering will automatically modify, update or supersede information in this prospectus, in a supplement to this prospectus or in a document incorporated or deemed to be incorporated by reference herein. Any statement so modified, updated or superseded shall not be deemed, except as so modified, updated or superseded, to constitute a part of this prospectus.
We incorporate by reference into this prospectus the following information that is deemed filed with the Commission:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	Current Reports on Form 8-K filed on March 9, 2005, June 7, 2005, August 5, 2005, August 26, 2005, September 15, 2005, September 19, 2005, September 21, 2005, October 5, 2005, October 7, 2005, and December 5, 2005; and

•	the description of our common stock and accompanying rights contained in our registration statement on Form 8-A/A, Amendment No. 4 filed on October 16, 2003.
We also incorporate by reference all future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after (1) the date of the filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (2) the date of this prospectus and prior to the completion of this offering. Those documents will become a part of this prospectus from the date that the documents are filed with the Commission.
We will provide to each person, including any beneficial owner to whom this prospectus is delivered, a copy of any or all of the documents that are incorporated by reference in this prospectus. You may request copies of this information in writing or orally, and we will provide it at no cost. You may contact us at: Investor Relations, Midway Games Inc., 2704 West Roscoe Street, Chicago, Illinois 60618; (773) 961-2222.
You should rely only on the information contained in or incorporated by reference in this prospectus. Neither we nor the selling securityholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling securityholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date hereof only. Our business, results of operations, financial condition and prospects may change after that date.

$75,000,000
6.0% Convertible Senior Notes due 2025

PROSPECTUS

                    , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
The table below itemizes the expenses payable by the Registrant in connection with the registration and issuance of the securities being registered hereunder. The Registrant will bear all expenses of this offering. All amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee or Offset	$8,025
Accounting Fees and Expenses	10,000
NYSE Listing Application Fee	5,000
Legal Fees and Expenses	100,000
Miscellaneous	4,975

Total	$128,000

Item 15.	Indemnification of Directors and Officers.
The Registrant’s authority to indemnify its officers and directors is governed by the provisions of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), by the Amended and Restated Bylaws of the Registrant (the “Bylaws”), by the Amended and Restated Certificate of Incorporation of the Registrant (the “Certificate of Incorporation”) and by indemnification agreements entered into with directors and officers (the “Indemnity Agreements”).
Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a “derivative action”)) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Registrant.
The Certificate of Incorporation and Bylaws provide that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, (i) indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and (ii) advance expenses related thereto to any and all said persons. The indemnification and advancement of expenses provided for therein shall not be deemed to be exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices, and shall continue as to persons who have ceased to be directors, officers, employees or agents and shall inure to the benefit of the heirs, executors and administrators of such persons. In addition, the Certificate of Incorporation provides for the elimination of personal liability of directors of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL, as amended and supplemented.
The Indemnity Agreements provide for the indemnification of officers and directors to the fullest extent permitted by the laws of the State of Delaware, and obligate the Registrant to provide the maximum protection allowed under Delaware law. In addition, the Indemnity Agreements supplement and increase that protection.

The Registrant has purchased an insurance policy that provides coverage for losses of up to an aggregate amount of $20 million arising from claims made against the directors or officers for any actual or alleged wrongful act in their capacities as directors or officers of the Registrant. The coverage only applies, however, if indemnity is not available pursuant to the provisions described above.

Item 16.	Exhibits.
The following exhibits are being furnished herewith or incorporated by reference herein:

Exhibit
Number	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant dated October 25, 1996, incorporated herein by reference to the Registrant’s Registration Statement on Form S-1, as amended, File No. 333-11919, initially filed on September 13, 1996 and effective October 29, 1996 (the “S-1 Registration Statement”).
4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant dated February 25, 1998, incorporated herein by reference to the Registrant’s Registration Statement on Form 8-A/A, Amendment No. 1, filed on April 20, 1998.
4.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant dated August 5, 2003, incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.
4.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant dated February 17, 2004, incorporated herein by reference to the Registrant’s Registration Statement on Form S-3, File No. 333-113077, initially filed on February 25, 2004.
4.5	Amended and Restated By-laws of the Registrant, incorporated herein by reference to the Registrant’s Registration Statement on Form S-3, File No. 333-116334, initially filed on June 10, 2004.
4.6	Specimen Certificate of Common Stock, incorporated by reference to the S-1 Registration Statement.
4.7	Third Amended and Restated Rights Agreement, dated as of October 14, 2003, between the Registrant and The Bank of New York, as Rights Agent, incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 15, 2003.
4.8	Indenture, dated as of September 19, 2005, between the Registrant and Wells Fargo Bank, National Association, incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on September 19, 2005.
4.9	Registration Rights Agreement, dated as of September 19, 2005, between the Registrant and Banc of America Securities LLC, as representative of the Initial Purchasers, incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on September 19, 2005.
5.1	Opinion of Jones Day.
23.1	Consent of Jones Day (contained in the opinion filed as Exhibit 5.1 hereto).
23.2	Consent of Ernst & Young LLP.
24.1	Power of Attorney (contained on the signature page hereto).
25.1	Form of T-1 Statement of Eligibility of the Trustee under the Indenture.

Item 17.	Undertakings.
The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering prices set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that clauses (i), (ii) and (iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 of section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on this 30th day of November, 2005.

MIDWAY GAMES INC.

By:	/s/ David F. Zucker

David F. Zucker
President and Chief Executive Officer
Power of Attorney
Each person whose signature to this Registration Statement appears below hereby appoints David F. Zucker, Thomas E. Powell and Deborah K. Fulton, and each of them acting singly, as his attorney-in-fact, to sign on his behalf individually and in the capacity stated below (i) any and all amendments (including post-effective amendments), supplements and additions to this registration statement, (ii) any and all registration statements relating to an offering contemplated pursuant to Rule 415 of the Securities Act of 1933, as amended, and (iii) any and all registration statements filed pursuant to Rule 462 under the Securities Act, of Midway convertible senior notes and common stock and any and all amendments (including post-effective amendments), supplements and additions thereto, and to file each of the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or each of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Date	Title
Signature

/s/ David F. Zucker David F. Zucker	November 30, 2005	President and Chief Executive Officer (Principal Executive Officer)

/s/ Thomas E. Powell Thomas E. Powell	November 30, 2005	Executive Vice President—Finance, Treasurer and Chief Financial Officer (Principal Financial Officer)

/s/ James R. Boyle James R. Boyle	November 30, 2005	Vice President—Finance, Controller and Assistant Treasurer (Principal Accounting Officer)

/s/ Peter C. Brown Peter C. Brown	November 30, 2005	Director

	Date	Title
Signature

/s/ William C. Bartholomay William C. Bartholomay	November 30, 2005	Director

/s/ Joseph A. Califano, Jr. Joseph A. Califano, Jr.	November 30, 2005	Director

/s/ Kenneth D. Cron Kenneth D. Cron	November 30, 2005	Director

/s/ Shari E. Redstone Shari E. Redstone	November 30, 2005	Director

/s/ Ira S. Sheinfeld Ira S. Sheinfeld	November 30, 2005	Director

/s/ Robert N. Waxman Robert N. Waxman	November 30, 2005	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant dated October 25, 1996, incorporated herein by reference to the Registrant’s Registration Statement on Form S-1, as amended, File No. 333-11919, initially filed on September 13, 1996 and effective October 29, 1996 (the “S-1 Registration Statement”).
4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant dated February 25, 1998, incorporated herein by reference to the Registrant’s Registration Statement on Form 8-A/A, Amendment No. 1, filed on April 20, 1998.
4.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant dated August 5, 2003, incorporated herein by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.
4.4	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant dated February 17, 2004, incorporated herein by reference to the Registrant’s Registration Statement on Form S-3, File No. 333-113077, initially filed on February 25, 2004.
4.5	Amended and Restated By-laws of the Registrant, incorporated herein by reference to the Registrant’s Registration Statement on Form S-3, File No. 333-116334, initially filed on June 10, 2004.
4.6	Specimen Certificate of Common Stock, incorporated by reference to the S-1 Registration Statement.
4.7	Third Amended and Restated Rights Agreement, dated as of October 14, 2003, between the Registrant and The Bank of New York, as Rights Agent, incorporated by reference to the Registrant’s Current Report on Form 8-K filed on October 15, 2003.
4.8	Indenture, dated as of September 19, 2005, between the Registrant and Wells Fargo Bank, National Association, incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on September 19, 2005.
4.9	Registration Rights Agreement, dated as of September 19, 2005, between the Registrant and Banc of America Securities LLC, as representative of the Initial Purchasers, incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on September 19, 2005.
5.1	Opinion of Jones Day.
23.1	Consent of Jones Day (contained in the opinion filed as Exhibit 5.1 hereto).
23.2	Consent of Ernst & Young LLP.
24.1	Power of Attorney (contained on the signature page hereto).
25.1	Form of T-1 Statement of Eligibility of the Trustee under the Indenture.